Exhibit 2.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (including the Schedules to this Agreement  “Agreement”) is made this 10th day of December, 2014 (the “Effective Date”) among (1) the persons whose details are set out in Schedule 2, (each a “Seller” and, collectively, the “Sellers”) (2) Synergetics Surgical EU Limited, a private limited company incorporated in England and Wales under Company Number 08531144 whose registered office is at Unit 3, Ryder Court, Saxon Way East, Corby, Northamptonshire, NN18 9NX (the "Buyer”) and (3) Synergetics USA, Inc. of 3845 Corporate Centre Drive, O'Fallon, MO 63368, USA ("Synergetics USA.").

WHEREAS, the Sellers desire to sell, and the Buyer desires to purchase, the entire issued share capital (the “Shares”) of Sterimedix Limited, a private limited company incorporated in England and Wales under Company Number 02453871 (the “Company”) for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	Definitions. Capitalised terms not otherwise defined herein shall have the meanings ascribed to such terms in Schedule 1.

2.	Sale and Transfer of Shares; Closing.

2.1            Shares.  Subject to the terms and conditions of this Agreement, at Closing, the Sellers will sell and transfer to the Buyer, and the Buyer will purchase from the Sellers, the Shares, set out against the Sellers’ respective names in column 2 of Schedule 2, with full title guarantee (as such phrase is defined in the Law of Property (Miscellaneous Provisions) Act 1994),  and free and clear of all Liens, together with all rights in respect of the Shares, including the right to receive all dividends declared, made or paid on or after the Closing Date or accruing to them at Closing with effect from Closing.

2.2            Purchase Price; Cash at Closing.  The initial purchase price (the “Initial Purchase Price”) for the Shares will be Thirteen Million Five Hundred Thousand U.S. Dollars (US$13,500,000) plus six hundred thousand pounds sterling (GBP £600,000).  The Initial Purchase Price shall be paid in accordance with Section 2.7(c) and the Buyer shall have no liability with respect to any allocation and/or distribution of such Initial Purchase Price to and amongst to the Sellers.

2.3            Permitted Payment Undertakings

(a)            The Sellers jointly and severally warrant and undertake to the Buyer that:

 (i)             save for Permitted Payments, from the Management Accounts Date to Closing, no transfer of value has been made to the Sellers or any of their Affiliates by the Company, no indemnity or waiver has been granted by the Company in favour of any of the Sellers or their Affiliates and no Seller or any of their Affiliates has entered into any agreement or arrangement relating to any of the foregoing;

 (ii)            the entering into of this Agreement will not oblige the Company to pay any bonus, incentive or other payment to any of the Sellers or their Affiliates;

 (iii)          the Company has not incurred or agreed to incur or pay any expenses or costs of any third party in connection with this Agreement, including fees or expenses of any professional or other advisers;

 (iv)         since the Management Accounts Date the Company has carried on its business in the ordinary and normal course.

(b)            If any of the undertakings in 2.3(a) are breached, the Sellers shall be liable on a pound for pound basis to pay to the Buyer on demand for:

 (i)             A sum equal to the amount necessary to put the Company into the position it would have been in if the undertakings had not been breached; and

 (ii)            All reasonable costs and expenses (including damages, legal and other professional fees and costs, penalties and expenses) incurred by the Buyer or the Company as a result of such breach.

A payment made in accordance with the provisions of this section 2.3 shall include any amount necessary to ensure that, after any Taxation of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Taxation.

2.4            Contingent Payments.

(a)            Purchased Business.  The Buyer shall (and shall procure to the extent it is able that its Affiliates and the Company shall) from the Closing Date to 1 January 2018 (or, in respect of Section 2.4(a)(viii), until the last report up to 1 January 2018 has been delivered):

 (i)             at all times act in good faith towards the Sellers in relation to the Contingent Payments;

 (ii)            maintain separate accounting records for the business operated by the Company from time to time (the “Purchased Business”) that are sufficient for use in determining Gross Profit, whether the Buyer operates the Purchased Business as a division, subsidiary or Affiliate of the Buyer or consolidates the Purchased Business with the other operations of the Buyer or its Affiliates (subject always to compliance with this Section 2.4(a)) and provide the Sellers’ Representative (and the nominated advisers of the Sellers' Representative) with reasonable access to such accounting records from Closing until the final determination of the last Contingent Payment hereunder, for the sole purposes of confirming the Gross Profit calculations under this Section 2.4;

 (iii)          carry on the Purchased Business in the Ordinary Course of Business and make no material change to the conduct of the Purchased Business the intention of which is to have a detrimental effect on the Gross Profit;

 (iv)          not knowingly undertake any action that is intentionally designed to reduce the amount of the Company’s Gross Profit or that is otherwise intended to reduce the amount of any Contingent Payment hereunder;

 (v)           use reasonable endeavours to promote the business and profitability of the Purchased Business in the Ordinary Course of Business;

 (vi)          ensure that except on the advice of a qualified insolvency practitioner there is no request by the Buyer or the Company or its directors for the appointment of a receiver or administrator over the whole or any part of the assets or undertaking of the Company (or any subsequent owner of the Purchased Business);

 (vii)        ensure that except on the advice of a qualified insolvency practitioner there is no petition for the liquidation of the Company or resolution passed to wind up the Company  (or any subsequent owner of the Purchased Business) voluntarily; and

 (viii)       provide the Sellers’ Representative, within 40 days of the end of each quarter, with a statement detailing the financial performance of the Purchased Business in such quarter and detailing the calculation of the Estimated GP.

(b)            The Sellers and the Buyer hereby confirm and agree that the Buyer will not be liable to the Sellers or any of them in respect of a breach by the Buyer, the Company and/or their Affiliates of any of the obligations set out at Section 2.4(a), to the extent that such breach is caused by or arises as a result of any act or omission of any of the Sellers following Closing, save to the extent that such act or omission is at the direction of or at the request of the Buyer, the Company and/or their Affiliates.

(c)            Calculation of Gross Profit.  Gross Profit shall be determined as follows:

 (i)             using the accounting practices and techniques used in the preparation of the Accounts (as defined in Section 3.9), consistently applied to the extent they are not inconsistent with the UK Small Companies Standards and to the extent that they are so inconsistent, consistent with the UK Small Company Standards;

 (ii)            all revenue and cost of goods sold in relation to Excluded Products shall be excluded; and

 (iii)          to the extent it has been agreed in writing between the parties that (A) there has been non-compliance with Section 2.4(a) and (B) the quantum of any loss of revenue and/or increase in costs has been agreed, by adding back any loss of revenue and/or deducting any increase in costs arising from such non-compliance. For the avoidance of doubt, this Section 2.4(c)(iii) shall not apply if no such agreement has been reached between the parties.

(d)            Gross Profit Statements. No later than each of (i) 29 February 2016, (ii) 28 February 2017 and (iii) 28 February 2018, the Buyer shall furnish to the Sellers’ Representative a statement reflecting the calculation (together with reasonable supporting evidence) of the Gross Profit with respect to the period of (i) 1 January 2015 until and including 31 December 2015, (ii) 1 January 2016 until and including 31 December 2016, and (iii) 1 January 2017 until and including 31 December 2017, respectively, (each, a “Gross Profit Statement”).

(e)            Final Determination of Gross Profit.  Subject to the Buyer promptly providing the Sellers’ Representative (and/or the professional advisers of the Sellers' Representative) with all information reasonably requested, if within thirty (30) days following delivery of each Gross Profit Statement, the Sellers’ Representative has not given to the Buyer written notice of its objection as to the applicable Gross Profit calculation (which notice shall state the basis of the Sellers’ objection), then the applicable Gross Profit calculated by the Buyer shall be binding and conclusive on the Buyer and the Sellers and be used in computing the applicable Contingent Payment.  If the Sellers’ Representative duly gives to the Buyer such notice of objection, and if the Sellers’ Representative and the Buyer fail to resolve the issues outstanding with respect to such Gross Profit Statement and the calculation of the applicable Gross Profit within thirty (30) days of the Buyer’s receipt of the Sellers’ Representative’s objection notice, the Sellers’ Representative and the Buyer shall submit in writing the issues remaining in dispute to the Independent Accountants.  If issues are submitted in writing to the Independent Accountants for resolution, (i) the Sellers’ Representative and Buyer shall provide or cause to be provided to the Independent Accountants such working papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set out in a notice to be delivered to both the Sellers’ Representative and the Buyer within forty-five (45) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the Sellers and the Buyer, in the absence of fraud or manifest error, and shall be used in the calculation of the applicable Gross Profit; and (iii) the Sellers will bear 50% and the Buyer will bear 50% of the fees and costs of the Independent Accountants for such determination. The Sellers and the Buyer shall bear their own costs and expenses in connection with the final determination of Gross Profit.

(f)             Payment of Contingent Payments.

 (i)             Within five (5) days of the determination of the Gross Profit for the period from 1 January 2015 to and including 31 December 2015 (the “First Year”) pursuant to subsection (e) above, the Buyer shall, subject to Section 2.4(f)(v),   pay to the Sellers by telegraphic transfer by same day payment to the Sellers’ Solicitors Client Account (or such other single account designated in writing by all of the Sellers) the amount set forth below:

If Gross Profit is	Then, the Contingent Payment is:
£3,190,000 or less	£0
More than £3,190,000	136.37% of the amount by which Gross Profit exceeds £3,190,000

 (ii)            Within five (5) days of the determination of the Gross Profit for the period from 1 January 2016 to and including 31 December 2016 (the “Second Year”) pursuant to subsection (e) above, the Buyer shall, subject to Section 2.4(f)(v), pay to the Sellers by telegraphic transfer by same day payment to the Sellers’ Solicitors Client Account (or such other single account designated in writing by all of the Sellers) the amount set forth below:

If Gross Profit is	Then, the Contingent Payment is:
£3,767,500 or less	£0
More than £3,767,500	136.37% of the amount by which Gross Profit exceeds £3,767,500

 (iii)          Within five (5) days of the determination of the Gross Profit for the period from 1 January 2017 to and including 31 December 2017 (the “Third Year”) pursuant to subsection (e) above, the Buyer shall, subject to Section 2.4(f)(v), pay to the Sellers by telegraphic transfer by same day payment to the Sellers’ Solicitors Client Account (or such other single account designated in writing by all of the Sellers) the amount set forth below:

If Gross Profit is	Then, the Contingent Payment is:
£4,400,000 or less	£0
More than £4,400,000	136.37% of the amount by which Gross Profit exceeds £4,400,000

The Contingent Payments shall be calculated and paid in British pounds.

 (iv)          The Buyer and the Sellers agree that the payments referred to at Sections 2.4(f)(i), (ii) and (iii) shall be made by the Buyer from the Escrow Profit Payments, credited to the Escrow Account pursuant to Section 2.4(g), save where the Escrow Profit Payments are not sufficient to fund such payments in full, in which circumstances, the Buyer shall make such payments from both the Escrow Profit Payments and its own cash resources or from just its own cash resources, as the case may be.

 (v)           Synergetics USA hereby covenants with the Sellers to procure that the Buyer complies with Sections 2.4(a) and 2.4(g) and to procure that if, prior to the agreement or determination of the Gross Profit Statement in respect of the period from 1 January 2017 until and including 31 December 2017 and payment of the Contingent Payment due in respect thereof (if any), the Purchased Business is transferred to and operated by another Affiliate of Synergetics USA (and which is not the Buyer), Synergetics USA will procure that its relevant Affiliate shall comply with such of the payment obligations of the Buyer under Sections 2.4(f)(i) to 2.4(f)(iii) and/or Section 2.4(f)(iv) which remain outstanding at the date of such transfer.

(g)            Escrow Profit Payments

 (i)             The Buyer hereby undertakes, for the purposes of assisting with  the payment of the Conditional Payments, to procure that the Escrow Payment Sum is paid by the Company (or such other entity carrying on the Purchased Business) in pounds sterling to the Escrow Account (each an "Escrow Profit Payment") no later than 5 Business Days following the end of each Relevant Quarter until and including the Relevant Quarter ending 31 December 2017.

 (ii)            The Buyer and the Sellers hereby agree that each Escrow Profit Payment shall be held in the Escrow Account subject to the terms of this Agreement and the Escrow Account Instruction Letter and that upon the determination of any amount due to the Sellers in respect of the Conditional Payments in accordance with the foregoing provisions of this Section 2.4, there shall be paid from the Escrow Profit Payments credited to the Escrow Account in respect of the Relevant Year:

(A)	to the Sellers, such of the amount due to the Sellers as may be paid from such Escrow Profit Payments; and

(B)	to the Buyer, any balance of such Escrow Profit Payments, following the payment made to the Sellers under Section 2.4(g)(ii)(A).

 (iii)          Synergetics USA hereby covenants with the Sellers to procure that if, prior to the agreement or determination of the Gross Profit Statement in respect of the period from 1 January 2017 until and including 31 December 2017 and payment of the Contingent Payment due in respect thereof (if any), the Purchased Business is transferred to and operated by another Affiliate of Synergetics USA (and which is not the Buyer), Synergetics USA will procure that its relevant Affiliate shall comply with the obligations of the Buyer under this Section 2.4(g) which remain outstanding at the date of such transfer.

2.5            Sale of Company

(a)            The Buyer covenants with the Sellers that it will not, prior to 31 December 2015, transfer the Shares or the Purchased Business to any person (other than to Synergeties USA or any of its Affiliates pursuant to Section 2.4(f)(v) or Section 2.4(g)(iii)).

(b)            If the Buyer, or any Affiliate of the Buyer ("Transferor"), disposes of the Shares or the Purchased Business (“Disposal”) to any person which is not an Affiliate of the Buyer ("Transferee") after 31 December 2015, but prior to 1 January 2018, the Transferor will negotiate in good faith with the Transferee with a view to the Transferee assuming the Transferor's outstanding liability to pay the Contingent Payments to the Sellers (on terms reasonably acceptable to the Sellers).  If the Transferor cannot agree such terms with the Transferee, or such terms are not reasonably acceptable to the Sellers, then at the sole election of the Transferor, at any time prior to (but subject to the disposal taking place) or following such Disposal, the provisions of Section 2.5(c) or Section 2.5(d) shall apply.

(c)            At the sole election of the Transferor pursuant to Section 2.5(b):

 (i)             If the Disposal takes place after 31 December 2015 but on or before 31 December 2016, and the Transferor has elected that this Section shall apply, Synergetics USA shall procure that the Transferor (A) pays to the Sellers, forthwith upon the election by the Transferor of the application of this Section, a sum equal to the Relevant Percentage of £2,250,000 and (B) uses its reasonable endeavors, with both the Transferor and the Sellers acting in good faith, to negotiate and agree the transfer to the Sellers of the NDA Business on the basis, and in order to reflect the terms, set out in Section 2.5(e) in full and final settlement of all outstanding liability or obligation to the Sellers in relation to the Contingent Payments;

 (ii)            If the Disposal takes place after 31 December 2016, but on or before 31 December 2017, and the Transferor has elected that this Section shall apply, Synergetics USA shall procure that the Transferor (A) pays to the Sellers, forthwith upon the election by the Transferor of the application of this Section, a sum equal to the Relevant Percentage of £1,250,000 and (B) uses its reasonable endeavors, with both the Transferor and the Sellers acting in good faith, to negotiate and agree the transfer to the Sellers of the NDA Business on the basis, and in order to reflect the terms, set out in Section 2.5(e) in full and final settlement of all outstanding liability or obligation to the Sellers in relation to the Contingent Payments;

 (iii)          for the purpose of (i) above, the Relevant Percentage shall be the percentage which the Contingent Payment paid or payable to the Sellers pursuant to Section 2.4(f)(i) bears to £775,000, and for the purpose of (ii) above, the Relevant Percentage shall be the percentage which the Contingent Payment paid or payable to the Sellers pursuant to Section 2.4(f)(ii) bears to £1,300,000.

(d)            At the sole election of the Transferor pursuant to Section 2.5(b), or if no election is made within 90 days of a Disposal to apply Section 2.5(c) (but not otherwise), the obligations of the Transferor to make any outstanding Contingent Payments to the Sellers on the terms of this agreement shall remain in full force and effect following the Disposal (for which purpose the Transferor shall procure that the Transferee undertakes to the Transferor and the Sellers to provide to the Transferor and the Sellers with such information as is necessary to enable the amount of the Contingent Payments to be determined after the Disposal) provided that:-

 (i)             the provisions of Sections 2.4(a), 2.4(b) and 2.4(f)(v) shall forthwith upon such disposal cease to have any effect save that the Buyer shall continue to act in good faith towards the Sellers in relation to the Contingent Payment;

 (ii)            the Sellers shall at all times act in good faith towards the Transferor and its Affiliates in relation to the Contingent Payment;

 (iii)          the Sellers shall use reasonable endeavors to procure that the business of the Company shall be carried on in the ordinary and normal course and there shall be no material change to the business of the Company, the intention of which is to have an artificial or unfairly inflated effect on the Gross Profit;

 (iv)          the provisions  of Sections 2.4(d) and 2.4(e) shall be deemed to apply on the basis that the obligations of the Buyer and the Seller's Representative are reversed, and the Sellers shall use reasonable endeavors to procure that the Buyer is provided with all such information as it reasonably requires and requests in order to make the payments set out in Section 2.4(g).

(e)            In the event that the Transferor makes an election to have Section 2.5(c) apply, then the parties acknowledge that the NDA Business shall be transferred to the Sellers (or their nominees) on the basis that, and their good faith negotiations shall endeavor to reflect the fact that:-

 (i)             the NDA Business will, so far as possible, be transferred on an arms length basis as a going concern, with all assets and liabilities relating thereto (to the extent such assets are used exclusively in the NDA Business) being transferred to the Sellers (or their nominees).  It is envisaged that the employees of the NDA Business will transfer to the Sellers (or their nominee) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006;

 (ii)            the consideration for the transfer of the NDA Business shall be agreed between the Transferor and the Sellers and reflect its fair and proper value, taking into account the capital expenditure and other sunken costs incurred in respect of the NDA Business at the time of such transfer and otherwise acknowledging such other factors as shall enable the consideration to be fair to all parties, and such consideration shall be discharged in full on completion of the transfer.

(f)             For the avoidance of doubt, the provisions of this clause (including any dispute over the terms of any transfer of the NDA Business) shall be subject to the dispute resolution procedure of Section 7.17.

2.6            Closing.  Closing (the “Closing”) will be deemed to take place at the offices of the Sellers’ Solicitors on the Effective Date or at such other time and place as the Buyer and the Sellers may agree.  The Closing shall be effective as of 12:01 a.m., UK time, on the Effective Date.  Any provision hereof that uses the Closing or the Closing Date as a measurement date or time shall be deemed to mean 12:01 a.m., UK time, on the Effective Date.

2.7            Closing Obligations.  At the Closing:

(a)            the Sellers will deliver to the Buyer:

 (i)             share certificates in respect of all the Shares or indemnities for lost share certificates (any indemnities to be in a form acceptable to the Buyer), together with duly executed and delivered Stock Transfer Forms in favour of the Buyer in a form acceptable to the Buyer;

 (ii)            statements of all the bank accounts of the Company, showing their balances as at a date not more than two (2) days before the date of Closing, and a reconciliation (made up to Closing) of those statements to cash book balances and the cheques book(s);

 (iii)          powers of attorney in a form acceptable to the Buyer, duly executed by each Seller appointing the Buyer as their attorney to exercise all rights in respect of their Shares pending registration of the transfer of their Shares in the Company’s register of members;

 (iv)         service agreements, each in a form acceptable to the Buyer, duly executed and delivered by the Company and by each of the following persons:  Ronnie McFarlane, David Bailey, Richard Walker and Tom Parrott;

 (v)           employment agreements, each in a form acceptable to the Buyer, duly executed and delivered by the Company and by each of the following persons:  Peter Martin, Matt Dale, Nicola Cullen, Daniel Reeder, Keith Parkes and Kim Rankine;

 (vi)          the Escrow Account Instruction Letter, duly executed and delivered by each of the Sellers;

 (vii)        the Disclosure Letter, duly signed by the Sellers;

 (viii)       the resignations of all of the directors serving on the board of directors of the Company, effective as of the Effective Date, in a form acceptable to the Buyer;

 (ix)           (A) all instruments or documents necessary to change the names of the individuals who have access to or are authorised in respect of all bank accounts, other accounts, certificates of deposits, marketable securities, other investments (including Bank Mandate Forms), safe deposit boxes, lock boxes and safes of the Company, if any, (B) to the extent not at the Company premises all keys and combinations to all locks (including building, room, and file cabinet locks) and all safe deposit boxes, lock boxes and safes of the Company, if any, (C) to the extent not at the Company premises all vehicle keys and registration documents, and (D) any filing codes in respect of online filing made by the Company with the Registrar of Companies or any other Governmental Body;

 (x)            a copy of the resolutions duly adopted by the board of directors of the Company authorising the transfer of the Shares in accordance with this Agreement, the resignation of the current directors of the Company and the Company Secretary and the appointment of Peter Rasche as a director and the Company Secretary and Pamela Boone as a director;

 (xi)           the statutory and non-statutory registers and books of the Company (including the minute books, register of members and registers of allotments and transfers) in each case duly written up to Closing and the Company’s seal, if any; and

 (xii)         evidence satisfactory to the Buyer that the Company indebtedness to NatWest has been fully satisfied  and any liens associated with such indebtedness have been released, in each case as of the Closing Date.

(b)            the Sellers shall pay or shall procure that there shall be paid the amount required to satisfy all of the Indebtedness.

(c)            the Buyer will deliver:

 (i)             Payment by telegraphic transfer by same day payment in immediately available funds of the following amounts: (i) One Million and Eighty Thousand pounds (£1,080,000) to the Escrow Account (such amount to be held pursuant to the provisions of this Agreement and the Escrow Account Instruction Letter, the "Escrow") and (ii) the sum of US$11,812,500 and £600,000 to the Sellers’ Solicitors’ Client Account (and such payment shall constitute valid discharge of the Buyer’s obligations to pay such sums).  The payment of the sums in (i) and (ii) shall discharge the Buyer's obligation to pay the Initial Purchase Price pursuant to Section 2.2;

 (ii)            to the Sellers, the Escrow Account Instruction Letter, duly executed and delivered by the Buyer;

 (iii)          the Disclosure Letter, duly signed by the Buyer to acknowledge receipt.

3.	Warranties of the Sellers.

3.1            The Sellers jointly and severally warrant to the Buyer that the Warranties are true and accurate in all respects and are not misleading at the date of this Agreement save that the Sellers shall be deemed not to be in breach of the Warranties to the extent of any matters Disclosed.

3.2            Each of the Warranties is a separate and independent Warranty and is not limited or restricted by reference to any other Warranty or any other term of this Agreement other than those limitations set out in Section 6.4 of and Schedule 6 to this Agreement, so that the Buyer shall have a separate claim and right to action in respect of every breach of every Warranty.

3.3            The rights and remedies of the Buyer in respect of any breach of the Warranties shall not be affected by:

(a)            any investigation made by or on behalf of the Buyer into the affairs of the Sellers, and the Company; and/or

(b)            any information relating to the Company of which the Buyer or its advisers or agents or employees or officers has knowledge (whether actual constructive or imputed knowledge)  save for that  Disclosed.

3.4            None of the information supplied by the Company or its employees, directors, officers, agents or advisers prior to the date of this Agreement to any of the Sellers or their agents, representatives or advisers in connection with the Warranties or any provisions of this Agreement or the contents of the Disclosure Letter or otherwise in relation to the business or affairs of the Company, shall be deemed a representation, warranty or guarantee of its accuracy by the relevant Person in favour of the Sellers and shall not constitute a defence to any claim by the Buyer against the Sellers under the Warranties or any provisions of the Agreement and the Sellers unconditionally and irrevocably waive any and all claims which they might otherwise have against the Company and its respective employees, directors, officers, agents or advisers in respect of such information and hereby undertake not to make any claims against or pursue any action to join in as a third party or seek a contribution or indemnity from any such person.

3.5            The provisions of Section 6.4   of and Schedule 6 to this Agreement shall operate to limit the liability of the Sellers under the Warranties, provided always that, notwithstanding any other provision of this Agreement, none of the limitations set out in Section 6.4 of and Schedule 6 to this Agreement shall apply where the liability arises as a result of or in connection with any fraud or willful misconduct by or on behalf of any of the Sellers

3.6            Organisation And Good Standing.

(a)            All documents required to be filed by the Company with the Registrar of Companies have been filed within relevant timescales and were, when filed, true and accurate. The Company is a private limited company duly incorporated, validly existing and in good standing, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Company Contracts.  The Company is not required to qualify to do business as a foreign entity in any jurisdiction in connection with the business of the Company as currently conducted.  The Company does not currently own, or have an interest in, any subsidiaries, and to the extent any previously owned subsidiary has been dissolved the Company has no existing liability or other obligation with respect to such dissolved subsidiary.

(b)            The Company is not insolvent or unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 (the references in that Section to proving to the satisfaction of the court being disregarded).

(c)            No order has been made, petition presented or resolution passed for the winding-up of the Company, no distress, execution or other process has been levied and remains undischarged in respect of the Company; and there is no outstanding judgment or court order against the Company in connection with the same nor has any application been made for the making of an administration order or notice of intention to appoint an administrator been filed at court, or served on a creditor with the benefit of a floating charge.

(d)            No steps have been taken for the appointment of an administrator or administrative receiver or receiver or liquidator or provisional liquidator over the whole or any part of the Company’s assets or undertaking.

(e)            No meeting of the Company’s creditors, or any class of them, has been held or summoned and no proposal has been made for a moratorium, composition or arrangement in relation to any of its debts, or for a voluntary arrangement in relation to any of its debts, or for a voluntary arrangement under part 1 of the Insolvency Act 1986.

(f)             No floating charge created by the Company has crystallised, and there are no circumstances likely to cause such a floating charge to crystallise.

(g)            No event analogous to those described in Sections 3.6(a) to (f) has occurred outside England and Wales.

3.7            Enforceability; Authority; No Conflict

(a)            The obligations of the Sellers under this Agreement constitute legal, valid and binding obligations of the Sellers, enforceable against each of them in accordance with its terms.  Upon the execution and delivery by the Sellers of each other agreement or document to be executed or delivered by any or all of the Sellers at the Closing (collectively, the “Sellers’ Closing Documents”), the Sellers’ obligations under each of the Sellers’ Closing Documents to which any Seller is a party will constitute legal, valid and binding obligations of such Person, enforceable against each of him, her or it in accordance with its terms.  Each Seller has the absolute and unrestricted right, legal capacity, power and authority to execute and deliver this Agreement and the Sellers’ Closing Documents to which he, she or it is a party and to perform his, her or its obligations under this Agreement and the Sellers’ Closing Documents.

(b)            Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time):  (i) Breach (A) any provision of any of the Governing Documents of the Company or (B) any resolution or agreement adopted by the board of directors or the shareholders of the Company; (ii) Breach or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Law or any Order to which the Company or any Seller, or any of the Shares or Assets, may be subject; (iii) Contravene, conflict with or result in a breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorisation that is held by the Company or that otherwise relates to its Assets or to the business of the Company; (iv) cause the Company to become subject to, or to become liable for the payment of, any Tax other than the payment of stamp duty relating to the transfer and registration of the Shares pursuant to this Agreement; (v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Company Contract or any Contract to which a Seller is a party; (vi) result in the imposition or creation of any Lien upon or with respect to any of the Assets or the Shares; (vii) result in the Company suffering any claims under Part 30 of the Companies Act 2006; or result in any grant, subsidy or financial assistance from any Governmental Body being required to be repaid.

(c)            Neither the Company nor any Seller is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

(d)            In relation to each of the Sellers: (i) no statutory demand has been served on any of them nor are there any grounds for believing that they are unable to pay any debts within the meaning of Section 268 of the Insolvency Act 1986; (ii) no petition has been presented and no order made for the bankruptcy of any of them or for the appointment of a receiver over any of their assets; (iii) no Lien has been enforced and no distress, execution or other process has been levied, on or over any of the Shares or any assets held by them; and (iv) no proposal has been made in respect of an individual voluntary arrangements, pursuant to the Insolvency Act 1986.

3.8            Capitalisation; Indebtedness.

(a)            The issued shares of the Company consist of 14,295 ordinary shares, par value £1 per share, all of which constitute the Shares.  The Sellers are the absolute legal and beneficial owners and holders of the Shares set out against their respective names in Column 2 of Schedule 2, free and clear of all Liens, and are registered as the sole holders of such Shares in the Company’s register of members.  There are no other shares or other securities of the Company.  No certificate, mark or other reference to any purported Lien appears upon any certificate representing shares or securities of the Company.  All of the issued shares of the Company have been duly authorised and validly issued and are fully paid.  There are no Contracts relating to the issue, sale or transfer of any shares or other securities of the Company.  None of the outstanding shares or other securities of the Company are subject to any right of first refusal, pre-emptive right, voting trust, proxy or any other similar agreement.  There are no phantom share schemes, share based remuneration arrangements, options, warrants, share schemes or similar arrangements in existence or which may result in any further shares of the Company being issued by the Company.  None of the issued shares of the Company was issued in breach of any Governing Document or Law.  The Company does not have, and has never had, any Subsidiaries and does not own, and has no Contract to acquire, or that requires it to acquire, any shares or other securities of any Person or any direct or indirect interest in any other business.

(b)            Accurate details of all Indebtedness has been Disclosed.

(c)            None of the Shares was, or represents assets which were, the subject of a transfer at an undervalue (within the meaning of ss.238 or 339 of the Insolvency Act 1986) within the past five years.

3.9            Financial Statements.  The Sellers have delivered to the Buyer: (a) the unaudited statutory balance sheet of the Company as at 31 December 2013, and the related unaudited profit and loss account for the Company for the financial year then ended, including in each case the notes thereto, together with the report thereon of Rigbey Harrison, chartered accountants (the “Accounts”). The Accounts present a true and fair view of the financial condition and the results of operations of the Company as at the 31 December 2013 and for the periods referred to in the Accounts and the Accounts comply with all relevant Law and the UK Small Company Standards.  The Accounts and the financial statements for the two immediately preceding accounting periods reflect the consistent application of such accounting standards throughout the periods involved, except as disclosed in the notes to such financial statements.  The Accounts have been prepared from and are in accordance with the accounting Records of the Company.  There are Disclosed copies of all material letters from the Company’s accountants to the Company’s board of directors during the thirty-six (36) months preceding the Effective Date, together with copies of all responses thereto.

3.10         Management Accounts. The Management Accounts have been prepared in good faith and with reasonable care in accordance with the previous monthly management accounts of the Company for the preceding financial year.

3.11         Books And Records.  The books of account and other financial Records of the Company have been maintained in accordance with sound business practices, including the maintenance of a system of internal controls, and applicable Law. The minute books of the Company contain true and accurate records of the material matters at all meetings held of, and company action taken by, the shareholders and the board of directors of the Company, and no meeting of any such shareholders or board of directors has been held for which minutes have not been prepared or are not contained in such minute books.  The Company's board of directors has no committees. All acts of the Company  have been duly and appropriately authorised

3.12         Title to and Sufficiency of Assets.

(a)            There is Disclosed in the Disclosure Letter a complete and accurate list of all property and assets, leaseholds, or other interests therein owned by the Company.

(b)            The Company owns (with good and marketable title in the case of the Owned Real Property, subject only to the matters permitted by the following sentence) all the properties and assets, including all buildings, fixtures and equipment that it purports to own, including (i) the Owned Real Property, (ii) all of the properties and assets reflected in the Accounts (except for assets held under finance leases Disclosed in the Disclosure Letter and assets disposed of since the date of the Accounts in the Ordinary Course of Business) and (iii) all the properties and assets purchased or otherwise acquired by the Company since the date of the Accounts (except for assets acquired and sold since the date of the Accounts in the Ordinary Course of Business and consistent with past practice).  The Owned Real Property and all material properties and assets reflected in the Accounts are free and clear of all Liens.  No Company Real Property is subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except Permitted Liens.

(c)            All assets of the Company that are used for demonstration purposes, and the cost thereof, are Disclosed in the Disclosure Letter.

(d)            The Assets are sufficient for the conduct of the Company’s business at Closing.

3.13         Condition Of Assets.  The plant, equipment and other material assets owned or used by the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such plant, equipment or assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.  All tangible personal property used in the Company’s business is in the possession of the Company, and the Company is not in possession of the tangible personal property of any other Person except pursuant to a written lease Disclosed in the Disclosure Letter.

3.14         Company Real Property.

(a)            The use of the Company Real Property for the various purposes for which it is presently being used is permitted under all applicable Laws.  All Improvements are in compliance with all applicable Laws, easements, covenants, conditions, and restrictions are in good repair and in good condition, ordinary wear and tear excepted; and are free from defects. No part of any Improvement encroaches on any real property not included in the Company Real Property, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Company Real Property.  The Company Real Property is supplied with utilities and other services appropriate for the operation of the Facilities located thereon.  To the Sellers' Knowledge there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed compulsory purchase application or order that would affect all or any part of any Facility or that would prevent or hinder the continued use of any Facility as used in the conduct of the business of the Company prior to Closing.  There are no outstanding options, rights of first offer or rights of first refusal to purchase the Company Real Property or any part thereof or interest therein.

(b)            The Company Real Property is the only land and buildings owned, used or occupied by the Company.  The Company does not have any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Company Real Property.

(c)            Neither the Company, nor any company that is or has at any time been a subsidiary of the Company, has any actual or contingent liability in respect of Previously-owned Property, whether in the United Kingdom or otherwise.   Neither the Company, nor any company that is or has at any time been a subsidiary of the Company, has given any guarantee or indemnity for any liability relating to the Company Real Property, any Previously-owned Property or any other land or buildings.

(d)            The Company is solely legally and beneficially entitled, and has a good title, to the Owned Real Property.  The Company is in possession and actual occupation of the whole of the Company Real Property on an exclusive basis, and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party.  The Company has not granted, or agreed to grant, any right of occupation or enjoyment in respect of the Owned Real Property to any third party.  The Sellers have in their possession or control and have Disclosed copies of all the title deeds and documents necessary to prove good and marketable title to the Owned Real Property in favour of the Company.  There is no circumstance that could render any transaction affecting the title of the Company to the Owned Real Property liable to be set aside under the Insolvency Act 1986. There are no insurance policies relating to any issue of title affecting the Owned Real Property.  There are, attached to the Company Real Property, all rights and easements necessary for their Current Use and enjoyment (without restriction as to time or otherwise).

(e)            The Owned Real Property is free from:  (i) any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), rentcharge, lien or other right in the nature of security; and (ii) any agreement for sale, contract, option, right of pre-emption or right of first refusal, and there is no agreement or commitment to give or create any of them.  The Company Real Property is not subject to the payment of any outgoings other than non-domestic local business rates and electricity, gas, water and sewerage charges and all outgoings have been paid and are not in arrears and none is disputed. To the Sellers’ Knowledge the Owned Real Property is not subject to any matters which are unregistered interests which override registered dispositions under Schedule 3 to the Land Registration Act 2002.  There are no covenants, restrictions, stipulations, easements, profits à prendre, wayleaves, licences, grants or other encumbrances (whether of a private or public nature, and whether legal or equitable) affecting the Company Real Property which are of an onerous or unusual nature, or which conflict with the Current Use of the Company Real Property. All covenants, restrictions, stipulations and other encumbrances affecting the Company Real Property have been fully observed and performed and no notice of any alleged breach has been received by the Sellers or the Company.  There are no circumstances which (with or without taking other action) would entitle any third party to exercise a right of entry to, or take possession of all or any part of the Owned Real Property, or which would in any other way affect or restrict the continued possession, enjoyment or use of any of the Company Real Property.  Neither the Sellers nor the Company (nor has anyone on their behalf) have expressly or impliedly waived any breach by any person of any covenant, agreement, restriction, stipulation or obligation relating to the Company Real Property or of which the Company Real Property has the benefit.

(f)             The Company Real Property is actively used by the Company in connection with the business of the Company. The Current Use of the Company Real Property is the permitted use for the purposes of the Planning Acts.  All necessary building regulation consents have been obtained both in relation to the Current Use of the Company Real Property and any alterations and improvements to it carried out by the Company.  No claim or liability (contingent or otherwise) under the Planning Acts in respect of the Company Real Property, or any Statutory Agreement affecting the Company Real Property, are outstanding, nor is the Company Real Property the subject of a notice to treat or a notice of entry, and no notice, order resolution or proposal has been published for the compulsory acquisition, closing, demolition or clearance of the Company Real Property, and to the Sellers' Knowledge, there is no matter or circumstances which would lead to any such notice, order, resolution or proposal. There are no outstanding breaches of any planning permissions, orders and regulations issued under the Planning Acts, or building regulations, consents and by-laws for the time being in force in relation to the Company Real Property.

(g)            The Sellers and the Company have complied with all applicable statutory and by-law requirements, and all regulations, rules and delegated legislation, relating to the Company Real Property and its Current Use.

(h)            There are no development works, redevelopment works or fitting out works outstanding in respect of the Company Real Property.  To the Sellers’ Knowledge the Company Real Property has not suffered from any of the following: flooding; subsidence; heave; landslip; mining activities; structural defects; defects in the drains and services from time to time serving the Company Real Property; or dry rot; wet rot; rising damp or any infestation. Neither the Sellers nor the Company have received any adverse report from any engineer, surveyor or other professional relating to the Company Real Property and they are not aware of any predecessor in title or leasehold interest having done so.

(i)              No notices, complaints or requirements have been issued or made (whether formally or informally) by any competent authority or undertaking exercising statutory or delegated powers in relation to the Company Real Property, the Current Use of the Company Real Property and neither the Company, nor the Sellers, are aware of any matter which could lead to any such notice, complaint or requirement being issued or made.

(j)              There exists no dispute between the Company, the Sellers, and the owner or occupier of any other premises adjacent to or neighbouring the Company Real Property and neither the Company, nor the Sellers, expect, or are aware of, any circumstances that may give rise to any such dispute after the Effective Date.

(k)            The unexpired residue of the term granted by each Lease is vested in the Company, and is valid and subsisting against all persons, including any person in whom any superior estate or interest is vested.

(l)              In relation to each Lease, the landlord and each lessee, tenant, licensee or occupier has observed and performed in all material respects all covenants, restrictions, stipulations and other encumbrances and there has not been (expressly or impliedly) any waiver of or acquiescence to any breach of them.

(m)            In relation to each Lease, all principal rent and additional rent and all other sums payable by each lessee, tenant, licensee or occupier under each Lease (Lease Sums) have been paid as and when they became due and no Lease Sums have been (i) set off or withheld or (ii) commuted, waived or paid in advance of the due date for payment.

(n)            No collateral assurances, undertakings or concessions have been made by any party to any Lease.

(o)            No premium or principal rent has been taken or accepted from or agreed with any lessee, tenant, licensee or occupier under any Lease beyond what is legally permitted.

(p)            Any consents required for the grant of each Lease, and for the assignments of each Lease, have been obtained and placed with the documents of title along with evidence of the registration of grant where required.

(q)            No sub tenancies have been created in relation to any Lease

3.15         Accounts Receivable.  All Accounts Receivable that are reflected in the Accounts or in the accounting Records of the Company as of the Effective Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business.  Such Accounts Receivable are current and collectible net of amounts provided for shown in the Accounts or in the accounting Records of the Company as of the Effective Date (as the case may be) (such provisions are adequate and calculated consistent with past practice).  Subject to such provisions, each of such Accounts Receivable either has been or  will be collected in full, without any setoff or counter claim within ninety (90) days after the day on which it first becomes due and payable.  There is no contest, claim, defence or right of setoff under any Contract relating to the amount or validity of any such Account Receivable.

3.16         Inventories.  All items included in the Inventories consist of a quality usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of the Company except for (a) obsolete items and items of below-standard quality, all of which have been written off or written down to net realisable value in the Accounts or in the accounting Records of the Company as of the Closing Date, as the case may be, and (b) demonstration assets, which assets and their cost is Disclosed in the Disclosure Letter.  The Company is not in possession of any inventory not owned by the Company, including goods already sold.  All of the Inventories have been valued at the lower of cost and net realisable value.  Inventories now on hand that were purchased after the date of the Accounts were purchased in the Ordinary Course of Business of the Company at a cost in line with market prices prevailing at the time of purchase. In the reasonable opinion of the Sellers, having applied consistent methodologies, the quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable under the present circumstances of the Company.  Work-in-process Inventories are valued, according to UK Small Company Standards.

3.17         No Undisclosed Liabilities.  Except as Disclosed, the Company has no Liability except for Liabilities reflected or reserved against in the Accounts and current liabilities incurred in the Ordinary Course of Business of the Company since the date of the Accounts.

3.18         No Material Adverse Change.  Since the date of the Accounts, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or otherwise) of the Company, and no event has occurred or circumstance exists that is reasonably likely to result in such a material adverse change.  Details of any cancellation, termination or other material change to the Company’s relationship with any supplier, distributor or customer, and details of any threat to cancel, terminate or materially change any such relationship, are Disclosed in the Disclosure Letter.

3.19         Employee Benefits.

(a)            In respect of the Company, there is Disclosed in the Disclosure Letter true and accurate particulars of all plans, schemes, commitments and established practices with regards to benefits, bonuses, profit-sharing, share options, sick pay, holiday pay, redundancy pay, pensions, health, life-insurance, death in service and any other employee compensation, incentive or benefit plan, agreement, policy, practice, commitment, contract or understanding (each an “Employee Plan”).

(b)            Save in respect of the Employee Plans, the Company has no legal obligation to provide or cause to be provided to its employees or directors past or present (the “Employees”) any pension, gratuity, superannuation allowance, death benefit, retirement annuity or like benefit or make any other payment or provisions arising from sickness, disability, retirement or death or to contribute to any life insurance or life assurance, or otherwise to provide any benefits to any person in the circumstances mentioned in Section 150(1) of the Finance Act 2004 ("FA 2004").

(c)            The Company has delivered to the Buyer true and accurate copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, an accurate written description of eligibility, participation, benefits, funding arrangements, assets and any other material matters which relate to the obligations of the Company in respect thereto): (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all material correspondence that pertains to each Employee Plan; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been or are being made or obligations incurred (including both pension and welfare benefits) by the Company and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all Contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate and are relevant to any Employee Plan, and (vii) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.

(d)            Full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to the Closing Date, and there is no funding deficiency or shortfall with respect to any such Employee Plan.  The benefits payable under the Employee Plans consist exclusively of money-purchase benefits as defined in Section 181(1) of the Pension Schemes Act 1993 and no assurance, promise or guarantee (whether oral or written) has been made or given to any employee of any particular level or amount of benefits (other than insured lump sum death in service benefits) to be provided for or in respect of him/her under the Employee Plans on retirement, death or leaving service.

(e)            No debt on the employer obligations have arisen on the Company (nor are there any circumstances likely to create the conditions under which such obligations will arise) under Section 75 of the Pensions Act 1995.

(f)             The Company is not subject to a contribution notice or a financial support direction or similar notice, order or direction under the Pensions Act 2004 nor are there any circumstances which are likely to lead to such notices, orders or directions being imposed upon the Company.

(g)            The Company is not, nor has it ever been, connected with or an associate of (within the meaning of Sections 38 and 51 of the Pensions Act 2004) a person who is or was at any time on or from 27 April 2004 an employer in relation to an occupational pension scheme, other than an occupational pension scheme under which all the benefits are money-purchase benefits as defined in Section 181(1) of the Pension Schemes Act 1993.

(h)            The Employee Plans (and the operation of them by the Company) comply with all applicable Laws.

(i)              The Company has at all relevant times complied with all of the requirements of Section 3 of the Welfare Reform and Pensions Act 1999 and the regulations therein referred to.

(j)              The Company has at all relevant times complied with all the requirements of Chapter 1 of Part 1 of the Pensions Act 2008 and all regulations made thereunder in relation to auto-enrolment to the extent applicable to the Company.

(k)            No written or oral representations have been made to any employee or former employee of the Company promising or guaranteeing any employer payment or funding for the continuation of any Employee Plan.  No written or oral representations have been made to any employee or former employee of the Company concerning the employee benefits of the Buyer or the Company following Closing.

(l)              No Employee became an employee of the Company as a result of a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 and no person claiming via or in relation to such an Employee has as a result of or pursuant to such a transfer a right or entitlement to any pension (or similar benefit) that does not relate to old age, invalidity or survivorship as set out in regulation 10(1) of the Transfer of Undertakings (Protection of Employment) Regulations 2006 or as set out in Article 3(3) of the European Directive 77/187.

3.20         Compliance With Laws; Governmental Authorisations.

(a)            The Company is, and at all times has, complied in all material respects with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of the Assets;

(b)            No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) is likely to constitute or result in a breach by the Company of, or a failure on the part of the Company to comply with, any relevant Law or (B) is likely to give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(c)            The Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential breach of, or failure to comply with, any Law or (B) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(d)            There is Disclosed in the Disclosure Letter a complete and accurate list of each Governmental Authorisation that is held by the Company or that otherwise relates to the Company’s business or Assets.  Each Governmental Authorisation Disclosed or required to be Disclosed in the Disclosure Letter (the “Applicable Governmental Authorisations”) is valid and in full force and effect and:

 (i)             the Company is, and at all relevant times been, in compliance with all of the terms and requirements of each Applicable Governmental Authorisation;

 (ii)            no event has occurred or circumstance exists that is likely to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a breach of or a failure to comply with any term or requirement of any Applicable Governmental Authorisation or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Applicable Governmental Authorisation;

 (iii)          the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential breach of or failure to comply with any term or requirement of any Applicable Governmental Authorisation or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or amendment to any Applicable Governmental Authorisation; and

 (iv)          all applications required to have been filed for the renewal of the Applicable Governmental Authorisations have been duly filed within applicable time limits with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorisations have been duly made within applicable time limits with the appropriate Governmental Bodies.

(e)            The Applicable Governmental Authorisations collectively constitute all of the Governmental Authorisations necessary to permit the Company to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit the Company to own and use the Assets in the manner in which it currently owns and uses such Assets.

(f)             The Company is not nor has it been a party to or concerned in any agreement, practice or arrangement (whether legally binding or not) which is or was:

 (i)             in contravention of the Trade Descriptions Act 1968;

 (ii)            in contravention of or invalidated (in whole or in part) by, the Competition Act 1998;

 (iii)          in contravention of the Enterprise Act 2002 (as amended)

 (iv)          in contravention of the Treaty of Rome; or

 (v)           in contravention of any regulations, orders, notices or directions made thereunder, or otherwise registerable, unenforceable or void or renders the Company or any of its officers liable to administrative, civil or criminal proceedings under any anti-trust, anti-monopoly or anti-cartel, trade regulation or similar legislation or regulation in any jurisdiction where the Company carries on business.

3.21         Legal Proceedings; Orders

(a)            There is no pending or, to any Seller’s Knowledge, threatened Proceeding (i) by or against the Company or that otherwise relates to or may affect the business of the Company or any of the Assets, (ii) by or against any Seller that relates to or may affect the Shares, or (iii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.  To the Sellers’ Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  The Sellers have delivered to the Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding Disclosed in the Disclosure Letter.  There are no Proceedings Disclosed or required to be Disclosed in the Disclosure Letter that could have a material adverse effect on the business, operations, assets, condition or prospects of the Company or upon the Shares or the Assets.

(b)            (i) there is no Order to which the Company, its business or any of the Assets is subject, (ii)no officer, director or, to the Sellers’ Knowledge, agent or employee of the Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company and (iii) there is no Order to which any Seller is subject which is in relation to the Shares or the Company.

(c)            (i) the Company is, and, at all times has been in compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject; (ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company or any of the Assets is subject; and (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential breach of, or failure to comply with, any term or requirement of any Order to which the Company or any of the Assets is or has been subject.

3.22         Absence Of Certain Changes And Events. Since the date of the Accounts, the Company has conducted its business only in the Ordinary Course of Business.

3.23         Contracts; No Defaults.

(a)            There is Disclosed in the Disclosure Letter a true and accurate list, and the Sellers have made available to the Buyer true and accurate and complete copies, of all  Company Contracts, including a description of any  Company Contract involving payments by or to the Company in excess of £20,000 per annum or in total which is not reduced to writing. No Seller has or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of the Company or any of the Assets.  Each Company Contract Disclosed or required to be Disclosed in the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms except as Disclosed in the Disclosure Letter.

(b)            (i) the Company is, and at all times in the last 6 years, has been, in compliance with all terms and requirements of each Company Contract; (ii) to the Sellers’ Knowledge each other Person that has or had any obligation or liability under any Company Contract is, and at all times in the last 6 years,  has been, in compliance with all terms and requirements of such Contract; (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or amend, any Company Contract; (iv) no event has occurred or circumstance exists under or by virtue of any Company Contract that (with or without notice or lapse of time) would cause the creation of any Lien affecting any of the Assets; and (v) the Company has not given to or received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential Breach of, or default under, any Company Contract.

(c)            There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Company Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(d)            Each Company Contract relating to the sale, design, manufacture or provision of products or services by the Company has been entered into in the Ordinary Course of Business of the Company and has been entered into without the commission of any act (alone or in concert with any other Person) or any consideration having been paid or promised, that is in breach of any Law.

3.24         Insurance.

(a)            The Sellers have delivered to the Buyer:  (i) true and accurate copies of all policies of insurance (and correspondence relating to coverage thereunder) to which the Company is a party or under which the Company is covered, a list of which is Disclosed in the Disclosure Letter; (ii) true and accurate copies of all pending applications by the Company for policies of insurance; and (iii) any statement by the Company’s accountants or any consultant or risk management adviser with regard to the adequacy of the Company’s coverage or of the reserves for claims.

(b)            There is Disclosed in the Disclosure Letter: (i) any self insurance arrangement by or affecting the Company, including any reserves established thereunder, (ii) any Contract, other than a policy of insurance, for the transfer or sharing of any risk to which the Company is a party or which involves the business of the Company; and (iii) all obligations of the Company to provide insurance coverage to Third Parties (for example, under leases or service agreements) and identifies the policy under which such coverage is provided.

(c)            There is Disclosed in the Disclosure Letter, by year, for the current policy year and each of the five (5) preceding policy years: (i) a summary of the settled claims under each policy of insurance; (ii) a statement describing each claim under a policy of insurance; and (iii)  a statement describing the settled claims for all claims that were self-insured, including the number and aggregate cost of such claims.

(d)

 (i)             all policies of insurance to which the Company is a party or that provide coverage to the Company: (A) are valid, outstanding and enforceable; (B) are issued by an insurer that is financially sound and reputable; and (C) are sufficient for compliance with all Laws and the Contracts (“Required Insurance”);

 (ii)            in the last 5 years the Company has not received (A) any refusal of coverage or any notice that a dispute exists or may exist with an insurer in connection with whether coverage is in place for a claim or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

 (iii)          the Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to the Company;

 (iv)          the Company has given notice to the insurer of all claims that may be insured thereby; and

 (v)           with respect to the insurance policies of the Company, (A) there have been no gaps in historical coverage of the Required Insurance, (B) no policy limits have been exhausted, and (C) the Company will enjoy the same rights and benefits under the policies post-Closing as prior to Closing, including, without limitation, with respect to pre-Closing occurrences.

3.25         Environmental Matters.

(a)            The Company is, and at all times has been, in material compliance with, and has not been and is not in breach of or liable under, any Environmental Law.  Neither the Company nor any Seller has any basis to expect, nor has any of them received, any actual or threatened order or notice from (i) any Governmental Body or any other Person or (ii) the current or prior owner or operator of any Environmental Property, of any actual or potential breach or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Environmental Property or other property or asset in which the Company has or had an interest, or with respect to any property at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by the Company or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b)            There are no pending or, to the Sellers’ Knowledge, threatened claims, Liens, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Environmental Property or any other property or asset in which the Company has or had an interest.

(c)            No Seller has any Knowledge of or any basis to expect, nor has any of them, received any citation, directive, inquiry, notice, Order, summons or warning that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential breach or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Environmental Property or property or asset in which the Company has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by the Company have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d)            Neither the Company nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Environmental Property or, to the Sellers’ Knowledge, with respect to any other property or asset in which the Company (or any predecessor) has or had an interest or at any property adjoining any Environmental Property or any such other property or asset.

(e)            There are no Hazardous Materials present on, under or in the Environment at any Environmental Property, or to the Sellers' Knowledge at any adjoining property, or at any property that has received Hazardous Materials generated at an Environmental Property for treatment, storage or disposal, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Environmental Property, such adjoining property, or at any property that has received Hazardous Materials generated at an Environmental Property for treatment, storage or disposal or incorporated into any structure therein or thereon.  Neither the Company or to the Sellers’ Knowledge, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Environmental Property or any other property or assets in which the Company has or had an interest.

(f)            There has been no Release or, to the Sellers’ Knowledge, Threat of Release, of any Hazardous Materials at or from any Environmental Property or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Environmental Property, or from any other property or asset in which the Company has or had an interest, or to the Sellers’ Knowledge any adjoining property, whether by the Company or any other Person.

(g)            The Sellers have delivered to the Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring reports possessed by the Company or any Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under any Environmental Property, or concerning compliance, by the Company with Environmental Laws.

3.26         Employees.

(a)            There is Disclosed in the Disclosure Letter a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of the Company, including each employee on leave of absence or serving their notice: employer; name; job title; date of hiring or engagement; current remuneration paid or payable holiday leave that is accrued but unused as at the Management Accounts Date; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.  There is Disclosed in the Disclosure Letter details of the employees terminated by the Company since 1 January 2014, such details include true and accurate details for the reasons for such termination.

(b)            There is Disclosed in the Disclosure Letter a complete and accurate list of each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future from the Company and the benefits to be received.

(c)            No officer or director, or to the Sellers’ Knowledge, no agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of the Company or (ii) to assign to the Company or to any other Person any rights to any invention, improvement, or discovery.  No former or current employee of the Company is a party to, or is otherwise bound by, any Contract that in any meaningful way adversely affected, or will affect the ability of the Company or the Buyer to conduct the business as carried on by the Company prior to Closing.

3.27         Claims and Industrial Relations.

(a)            In the last 3 years the Company has complied in all respects with all obligations (being all contractual, statutory and common law obligations) relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar and occupational safety and health.  The Company is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws.

(b)            (i) the Company has not been, and is not now, a party to any collective bargaining agreement; (ii) there has not been, there is not presently pending or existing, and to the Sellers’ Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or, in the last 6 years, grievance process involving the Company; (iii) to the Sellers’ Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other employment dispute; (iv) there is not pending or to the Sellers’ Knowledge threatened against or affecting the Company any Proceeding relating to the alleged breach of any Law pertaining to employee relations or employment matters, and there is no activity or other dispute against or affecting the Company or the Facilities; (v) no grievance or arbitration Proceeding exists that might have an adverse effect upon the Company or the conduct of its business; (vi) there is no lockout of any employees by the Company, and no such action is contemplated by the Company; and (vii) there has been no charge of discrimination in breach of any Law filed against or threatened against the Company.

(c)            The Company does not recognise any trade unions, works or staff councils or associates of trade unions and there are no agreements (whether or not legally binding and whether in writing or arising by virtue of custom or practice) between the Company and any trade union or other body representing employees.

(d)            The Company has not done anything which is reasonably likely to be construed as recognition of a trade union and has not received an application for recognition from a trade union.

(e)             In the last 6 years the Company has not received any request for an information and consultation agreement pursuant to the Information and Consultation Regulations 2005 and the relevant Company is not party to any negotiations for such an agreement.

(f)              No employee of the Company will automatically become redundant and be entitled to a redundancy payment as a result of this Agreement.

(g)            There is no plan, scheme or commitment or established practice relating to the termination of employment affecting any employee or officer of the Company which is more generous than the statutory redundancy entitlement or such sum as may be properly payable by way of damages for breach of contract.

(h)            There are no contracts for services (including without limitation consultancy agreements) between the Company and any individual.

(i)              No employee of the  Company who has or may have a statutory or contractual right to return to work, is absent on maternity leave, paternity leave, parental leave, adoption leave or other leave of absence. No employee of the Company is absent on sick leave which has or is expected to last longer than 4 weeks

(j)              No employee of the Company has or may have a right to be reinstated or re-engaged under the Employment Rights Act 1996.

(k)            All of the Company’s employees (and other Persons engaged by the Company) are legally entitled to work in the United Kingdom and the Company has complied with all requirements to prevent illegal working under the Asylum and Immigration Act 1996 or the Immigration Asylum and Nationality Act 2006 (whichever is appropriate).

(l)              The Company has paid to HMRC and to any other appropriate taxation authority all taxes, national insurance contributions and other levies due in respect of the employment of the employees of the Company.

(m)           Since 31 December 2013 or (where employment or holding of office commenced after the beginning of the period) since the commencement date of the employment or holding of office no change has been made in the rate of remuneration, or the emoluments of employment or pension benefits, of any officer, ex-officer or senior executive of the Company (a senior executive being a person in receipt of remuneration in excess of £40,000 per annum) and  no change has been made in the other terms of employment of any officer or senior executive.

(n)            No agreement has been reached with any officers, employees, trade union or other body representing employees that will or may on a future date result in any changes to the terms and conditions of employment of any of the officers or employees of the Company  (including without limitation for any increase in the remuneration or enhancement of the emoluments of employment or pension benefits of such person); and no negotiation relating to the terms and conditions of employment of any officer or employee of the Company (including without limitation for any increase in the rate of remuneration or enhancement of the emoluments of employment or pension benefits of such person) are current or likely to take place within the next six months.

(o)            All subsisting employment contracts to which the Company is a party are determinable at any time on three months’ notice or less without compensation (other than compensation for unfair dismissal in accordance with the Employment Rights Act 1996).

(p)            No employee of the Company, and no officer of the Company has given or received notice terminating his employment, except as expressly contemplated in this Agreement and no such employee or officer will be entitled or, to the Sellers’ Knowledge, is likely to leave his employment or office prematurely, nor to receive any payment from the Company as a result of the sale of the Shares.

(q)            Every employee and every former employee has signed a statement of particulars of employment in the form Disclosed.

3.28         Intellectual Property Assets.

(a)            The term “Intellectual Property Assets” means all intellectual property and rights owned or licensed (as licensor or licensee) by the Company in which the Company has a proprietary interest, including (i) the Company’s name, all business names, trade names, registered and unregistered trademarks, service marks and applications, all rights in get - up, goodwill and the right to sue for passing off and unfair competition rights (collectively, “Marks”); (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”); (iii) all registered and unregistered copyrights in both published works and unpublished works and database rights (collectively, “Copyrights”); (iv) registered designs and rights in unregistered designs (“Designs”) (v) all semiconductor chip topography rights; (vi) all know how (other than general industry know how), trade secrets, confidential or proprietary information, customer lists, technical information, process technology, product specifications, technical drawings and tooling drawings (collectively, “Trade Secrets”); and (vi) all rights in internet web sites and internet domain names presently used by the Company (collectively “Domain Names”).  Disclosed in the Disclosure Letter are all Intellectual Property Assets (other than details of Trade Secrets). To the Sellers’ Knowledge, none of the Intellectual Property Assets infringes or is alleged to infringe any intellectual property rights of any other Person.

(b)            There is Disclosed in the Disclosure Letter a complete and accurate list and summary description, including any royalties paid or received by the Company, of all the Contracts relating to the Intellectual Property Assets (and the Sellers have delivered to the Buyer accurate and complete copies thereof), except for any license implied by the sale of a product and perpetual, paid-up licenses for pre-packaged, “shrink wrapped” Software programs with a value of less than £700 under which the Company is the licensee.  There are no outstanding and, to the Sellers’ Knowledge, no threatened disputes or disagreements with respect to any such Contract.  The Intellectual Property Assets are all those necessary for the operation of the Company’s business as it is currently conducted.  The Company does not use the intellectual property rights of any Third Party except pursuant to a valid, written license.  The Company is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Liens, and has the right to use the same without restriction and without payment of any royalties to a Third Party.

(c)            All former and current employees of the Company have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries or information relating to the business of the Company.

(d)            The Company does not own any Patents and none of the Designs are registered.

(e)            (i)                There is Disclosed in the Disclosure Letter a complete and accurate list and summary description of all Marks.

 (ii)            Details of all Marks that have been registered with the UK Intellectual Property Office and with the Patent and Trademark Offices in the countries in which such Marks are in use have been Disclosed, and such registrations are currently in compliance with all formal Laws (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

 (iii)          No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to the Sellers' Knowledge, no such action is threatened with respect to any of the Marks.

 (iv)          To the Sellers' Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

 (v)           To the Sellers’ Knowledge, no Mark is infringed or has been challenged or threatened in any way and none of the Marks infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

 (vi)          All products and materials sold by the Company containing a Mark bear the proper registration notice where permitted by Law.

(f)             (i)              There is Disclosed in the Disclosure Letter a true and accurate list and summary description of all material Copyrights.

(ii)             To the Sellers’ Knowledge no Copyright or Design is infringed or has been challenged or threatened in any way and none of the subject matter of any of the Copyrights or the Designs infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

 (iii)          All works encompassed by the Copyrights and the Designs have been marked with the proper copyright or design notice.
(g)

 (i)             The Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by the Company of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in the Company’s standard form, and all current and former employees and contractors of the Company have executed such an agreement).

 (ii)            The Company has good title to and an absolute right to use the Trade Secrets. Neither the Trade Secrets nor any part of them are public knowledge or are in the public domain and no party other than the Company or a party subject to a non-disclosure agreement has any right to use the Trade Secrets or any part of them and, to the Sellers’ Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company.  No Trade Secret is subject to any adverse claim or has been challenged or, to the Sellers' Knowledge, threatened in any way or infringes any intellectual property right of any other Person. All Domain Names have been registered in the name of the Company and are in compliance with all formal Laws.  No Domain Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to the Sellers’ Knowledge, no such action is threatened with respect to any Domain Name.  So far as the Sellers are aware (having made no enquiry), there is no domain name application pending of any other Person which would or would potentially interfere with or infringe any Domain Name.

3.29         Information Technology.

(a)            The definitions in this paragraph apply in this Agreement.

“IT Contracts”   all written and oral arrangements and agreements (including those currently being negotiated) under which any third party provides or will provide any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance, website hosting, outsourcing, security, back-up, disaster recovery, insurance and services agreements.

“IT System”          all computer hardware (including network and telecommunications equipment), databases and software (including associated user manuals, object code and source code and other materials sufficient to enable a reasonably skilled programmer to maintain and modify the Software owned, used, leased or licensed by or to the Company.

“Virus”                     any program which contains malicious code or infiltrates or damages a computer system without the owner’s informed consent or is designed to do so or which is hostile, intrusive or annoying to the owner or user and has no legitimate purpose.

(b)            Accurate particulars of the IT System and all IT Contracts are Disclosed in the Disclosure Letter.

(c)            Except to the extent provided in the IT Contracts, the Company is the owner of and in possession of the IT System free from Liens. The Company has obtained all necessary rights from third parties to enable it after the Closing Date to make exclusive and unrestricted use of the IT System.

(d)            The IT Contracts are valid and binding and no act or omission of the Company, nor (to the Sellers’ Knowledge) of any other party, has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

(e)            There are and have been no claims, disputes or proceedings arising or threatened under any of the IT Contracts.

(f)             None of the IT Contracts is liable to be terminated or otherwise materially affected by a change of Control of the Company, and the Sellers has no reason to believe that any of the IT Contracts will not be renewed on the same or substantially the same terms when they expire.

(g)            Save in respect of pre-packaged “shrink wrapped” Software with a value of less than £700 under which the Company is licensee, the Company has either:

 (i)             possession or control of the source code of all Software, and there has been no unauthorised disclosure of such source code; or

 (ii)            the right to gain access to the source code of all Software under the terms of source code deposit agreements with the owners of the rights in the relevant Software and reputable deposit agents.

(h)            The elements of the IT System:

 (i)              are functioning properly and in accordance with all applicable specifications and with the service levels set out in the IT Contracts, and are fit for the purposes of the Purchased Business;

 (ii)            are not defective in any respect and have not been materially defective or materially failed to function during the last three years;

 (iii)          do not contain any Virus and have not within the last 12 months been infected by any Virus or accessed by any unauthorised person;

 (iv)          have sufficient capacity, scalability and performance to meet the current requirements of the Purchased Business;

 (v)           include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT System without the need for further assistance; and

 (vi)          have been regularly maintained, all versions of the Software used by the Purchased Business are currently supported by the respective owners of the Software and the IT System has the benefit of appropriate maintenance and support agreements, true and accurate particulars of which are Disclosed in the Disclosure Letter.

(i)              There has not been included or used any open-source software (as defined at http://opensource.org/docs/osd) or any libraries or code licensed from time to time under the General Public Licence (as set out at http://www.gnu.org/licenses/gpl.html) or any similar licence in, or in the development of, the IT System, nor does any element of the IT System operate in such a way that it is compiled with or linked to any of the foregoing.

(j)              The Company has implemented international security standards ISO/IEC 27001: 2005 (Information Security Management Systems: Requirements) and ISO/IEC 27002: 2005 (Code of Practice for Information Security Management) with regard to use of the IT System for the purposes of the Purchased Business.

(k)             The Company has in place a disaster recovery plan; a copy of each plan is Disclosed in the Disclosure Letter.

(l)              The performance and functionality of the IT System (and any other equipment and systems owned or used by the Company or its suppliers or customers which depend on date-programmed control devices) has not been affected, and will be unaffected, by any changes in dates (past, present or future). In particular:

 (i)             no value for a current date has caused or will cause any interruption in operation;

 (ii)           date-based functionality has behaved and will behave consistently for all dates;

 (iii)          in all interfaces and data storage, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

 (iv)          all leap years will be recognised as such.

3.30         Relationships With Affiliates.  Neither any Seller nor any Affiliate of any of them has, or has had in the last 6 years, any interest in any property used in or relating to the Company’s business.  Neither any Seller nor any Affiliate of any of them owns, or has owned in the last 6 years, whether as legal or as a beneficial owner, an interest in any Person that has (a) had business dealings or a material financial interest in any transaction with the Company. or (b) engaged in competition with the Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by the Company, except for ownership of less than one percent (1%) of the outstanding share capital of any Competing Business that is publicly traded on any recognised exchange.  Neither the Company nor any Seller nor any Affiliate of any of them is a party to any Contract with, or has any claim or right against, the Company.

3.31         Customers, Suppliers, Distributors and Representatives.

(a)            There is Disclosed in the Disclosure Letter a complete and correct list of the ten (10) largest suppliers to the Company, exclusive of utility services, by aggregate British pound value of purchases by the Company from such suppliers during the financial years ending 31 December 2012 and 2013.  Since 1 January 2012, no such supplier (i) has canceled or otherwise terminated or materially and adversely changed its relationship with the Company, (ii) expressly threatened to cancel or otherwise terminate or materially and adversely change its relationship with the Company or (iii) materially reduced or expressly threatened to materially reduce future sales to the Company.  The Company has not received any notice that any such supplier is currently threatened with bankruptcy or insolvency.  The Company has not received any discount or other price concession as a result of any financial accommodation provided by the Company or any Affiliate thereof to any such supplier.

(b)            There is Disclosed in the Disclosure Letter a complete and correct list of the ten (10) largest customers of the Company by aggregate British pound value of sales made or services provided by the Company within each of the financial years ending 31 December 2012 and 2013.  Since 1 January 2013, no such customer (i) has canceled or otherwise terminated or materially and adversely changed its relationship with the Company, (ii) expressly threatened to cancel or otherwise terminate or materially and adversely change its relationship with the Company or (iii) materially reduced or expressly threatened to materially reduce future purchases from the Company.  The Company has not received any notice that any such customer is currently threatened with bankruptcy or insolvency.

(c)            There is Disclosed in the Disclosure Letter a complete list of the distributors, representatives and agents for the sale of products made, sold or distributed by the Company or services provided during each of the financial years ending 31 December 2012 and 2013 and all distributors, representatives and agents to whom the Company has given any exclusive rights with respect to territories or products.  Since 1 January 2013, no such distributor, representative or agent (i) has canceled or otherwise terminated or materially and adversely changed its relationship with the Company, (ii) expressly threatened to cancel or otherwise terminate or materially and adversely change its relationship with the Company or (iii) materially reduced or expressly threatened to materially reduce future purchases from the Company.  The Company has not received any notice that any such distributor is currently threatened with bankruptcy or insolvency.

(d)            All parties that have entered into non-disclosure agreements with the Company where such agreements are still in force have entered into the Company's standard form non-disclosure agreement, a true and accurate copy of which is Disclosed in the Disclosure Letter.

(e)            Parties who have entered into purchase/own brand labeling agreements with the Company have entered into the Company's standard form purchase/own brand labeling agreement, a true and accurate copy of which is Disclosed in the Disclosure Letter.

(f)             The Company's ophthalmics distributors and the Company's aesthetics distributors are all party to the Company's standard form ophthalmic or aesthetic distribution agreements (as the case be), true and accurate copies of which are Disclosed in the Disclosure Letter.

(g)            There is no existing dispute between the Company and any customer, supplier, distributor, representative, agent or other contractor of the Company.  There is no agreement or other arrangement which would oblige the Company to make any payment or pay any material commission to any broker, employee, independent contractor or other Person in connection with the sale of products, services or otherwise.

3.32         Bank Accounts.

(a)            There is Disclosed in the Disclosure Letter a list of all bank accounts, other accounts and safe deposit boxes maintained by the Company, together with the names of all Persons who are authorised signatories or have access thereto.

(b)            Statements of all the bank accounts of the Company, showing their balances as at a date not more than two days before the date of Closing, and a reconciliation (made up to Closing) of those statements to cash book balances and the cheques book(s) have been supplied to the Buyer and are complete and accurate.  Since the date of each said statement, there have been no payments out of the account to which the statement relates, except for payments in the Ordinary Course of Business.

3.33         Terms of Sale; Warranties.  All of the products manufactured, sold, distributed and/or delivered by the Company are subject to standard terms and conditions of sale (including applicable warranty provisions).  Disclosed in the Disclosure Letter are the standard forms of terms and conditions, product warranties and guarantees used by the Company, and copies of all other material terms and conditions, product warranties and guarantees used by the Company. In the last 6 years no product warranty or similar claims have been made against the Company.  The aggregate loss and expense attributable to all product, warranty and similar claims now pending or hereafter asserted with respect to products manufactured, sold, distributed or delivered prior to the Closing Date will be commensurate with historical experience.

3.34         Product Liability.

(a)            In the last 6 years the Company has not received notice or information as to any claim or allegation in connection with any product manufactured, sold, or distributed by or on behalf of, or in connection with any service provided by, the Company.

(b)            None of the activities of the Company, its products, business methods, processes or services infringe third party Intellectual Property. In the past six years the Company has not been a party or received a threat of litigation or a claim relating to Intellectual Property Rights, passing off or unfair competition. The Sellers are not aware and have no reason to believe that a third party is infringing the Intellectual Property Rights or that the Company has acquiesced to an infringement.

(c)            The Company has not manufactured, sold or supplied products or provided any services which were faulty or defective at the point of supply, or which did or do not comply with warranties or representations expressly or impliedly made by it or all applicable Laws, standards and requirements in respect thereof.

3.35         Product Safety Authorities.  No Person has filed any notification or other report with or provided information to any Governmental Body or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold or distributed by or on behalf of the Company, and, to the Knowledge of the Sellers, there exist no grounds for the recall of any such product.

3.36         Certain Payments.

(a)            Neither the Company, any Affiliate of the Company nor any owner, director, officer, agent, employee, or representative of the foregoing, or any other Person associated with or acting for or on behalf of the foregoing, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in breach of any Law, and/or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.  Without limiting the generality of the foregoing, neither the Company, any Affiliate of the Company, nor any owner, director, officer, agent, employee or representative of the foregoing, or any other Person associated with or acting for or on behalf of the foregoing, has directly or indirectly breached the Bribery Act 2010.

(b)            To the Sellers' Knowledge, no distributor of the Company has engaged in any act which could result in the Company being in breach of or liable in respect of the Bribery Act 2010.

3.37         Brokers Or Finders.  The Company has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Shares or the Transactions.

3.38         Solvency.  Each Seller is not now insolvent and will not be rendered insolvent by any of the Transactions. As used in this Section, “insolvent” means that the sum of the debts and other probable Liabilities of such Seller exceeds the present fair saleable value of such Seller’s assets.

3.39         Data Protection and Data Security.

(a)            The Company has been and is in compliance with the terms and conditions of any and all applicable privacy policies and other policies governing the use of its and other Persons’ data as well as all industry standards and applicable Laws and regulations on privacy, security and marketing.  No claims, demands, or allegations have been made by any Person against the Company asserting that the Company has not complied with the terms and conditions of any such policies, standards, Laws or regulations and to the Knowledge of the Sellers, no such claims are threatened by any Person.

(b)            In particular, the Company has notified registrable particulars under the Data Protection Act ("DPA 1998") of all personal data held by them and:

 (i)             has renewed such notifications and has notified any changes occurring in between such notifications as required by the DPA 1998;

 (ii)            has paid all fees payable in respect of such notifications;

 (iii)          the contents of such notifications (copies of which are Disclosed in the Disclosure Letter) are true and accurate; and

 (iv)          there has been no unauthorised disclosure of personal data outside the terms of such notifications.

(c)            The Company has not transferred any personal data outside the European Economic Area.

(d)            The Company has:

 (i)             complied in all respects with the Data Protection Act 1984 and the DPA 1998 (including in relation to any manual data in respect of which the transitional exemptions under Schedule 8 of the DPA 1998 have now expired);

 (ii)           satisfied any requests for access to personal data;

 (iii)          established procedures sufficient to ensure continued compliance with the Data Protection Act 1984 and the DPA 1998; and

 (iv)          complied with the requirements of the seventh principle of the DPA 1998 in respect of any processing of data carried out by a data processor on behalf of the Company, including by entering into a written contract with the data processor confirming that the data processor will only act on the instructions of the Company, and requiring the data processor to comply with obligations relating to security measures equivalent to those imposed on the Company by the seventh principle as mentioned above.

(e)            The Company has not received any:

 (i)             notice or complaint under the DPA 1998 alleging non-compliance with that Act (including any information or enforcement notice, or any transfer prohibition notice); or

 (ii)            claim for compensation for loss or unauthorised disclosure of data; or

 (iii)           notification of an application for rectification or erasure of personal data,

 and there are no circumstances which are likely to give rise to the giving of any such notice or the making of any such notification.

(f)             Copies of all current privacy policies of the Company, including the privacy policies included in the Company Websites, are Disclosed in the Disclosure Letter.

(g)            Each of the Company's websites and all materials distributed or marketed by the Company have at all times made all disclosures to users or customers required by applicable Laws, and none of such disclosures made or contained in any of the Company's websites or in any such materials have been in breach of any applicable Law.

(h)            The details of the Company’s data security and disaster recovery plan set out in the Disclosure Letter are accurate. The Company has not experienced any breach of security or otherwise unauthorised access by third parties to any confidential information, including personally identifiable information in the Company’s possession, custody or control.

(i)              The Company has complied with its obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including email, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes.

3.40         Certification.  By signing this Agreement, each Seller is hereby certifying that such Seller (a) has received a copy of this Agreement and the Transaction Documents for review and study before executing them; (b) has read this Agreement and the Transaction Documents carefully before signing them; (c) has had an opportunity to consult with legal counsel regarding this Agreement and the Transaction Documents; and (d) understands his, her or its rights and obligations under this Agreement and the Transaction Documents.

3.41         International Trade.  The Company has never exported goods or services (i) in material breach of any applicable Laws relating to the export of goods or services or (ii) to any country, state, jurisdiction, territory or region in material breach of applicable Laws imposing sanctions or trade restrictions with regard to exporting goods or services to such country, state, jurisdiction, territory or region.

3.42         Due Diligence.  The due diligence replies contained at the unnumbered documents in the first part of Section D of the Disclosure Bundle were provided by the Sellers in good faith.

4.	Covenants.

4.1            Required Approvals.  The Sellers hereby undertake to cooperate with the Buyer (at the Buyer’s reasonable cost), the Company and their representatives with respect to all filings that the Buyer or the Company elects to make or, pursuant to Laws, shall be required to make in connection with the Transactions.

4.2            Consents.  The Sellers have obtained and delivered to the Buyer at or prior to Closing each of the Consents Disclosed in the Disclosure Letter against Warranty 3.7(c) (the “Material Consents”), each of which are in full force and effect.

4.3            Customer And Other Business Relationships.  In the twelve month period after the Closing, the Sellers undertake to cooperate with the Buyer (at the Buyer’s reasonable cost) in its efforts to continue and maintain for the benefit of the Company those business relationships of the Company existing prior to the Closing and relating to the business to be operated by the Company after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others.  The Sellers undertake to refer to the Company all inquiries relating to such business.

4.4            Personal Property.  The Buyer and the Sellers acknowledge and agree that the Sellers shall be entitled to remove from the premises of the Company the personal property identified in Schedule 4.

4.5            Tax Matters.

In relation to tax matters, the provisions of Schedule 3 shall apply.

4.6            Further Assurance.  The Buyer and the Sellers undertake to cooperate reasonably with each other and with their respective representatives in connection with any acts required to be taken as part of their respective obligations under this Agreement, and shall (a) provide, upon request to each other, such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of the Buyer securing the full legal and beneficial ownership of the Shares and to give full effect to this Agreement and the Transactions.

5.	Restrictive Covenants

5.1            Without prejudice to any provisions of similar effect which may be contained in any service contract or contract of employment entered into now, or in the future between any of the Sellers and the Company or the Buyer or any Affiliate of the Buyer and/or the Company and save as and to the extent permitted by any such contract, each of the Sellers hereby severally covenants with the Buyer (for itself and as trustee for the holders for the time being of the Shares but so that the Buyer shall not as trustee be under any obligation to such holders to enforce the undertakings and may release or waive them in whole or in part as it in its absolute discretion thinks fit) that, without the prior written consent of the Buyer;

(a)             he/it will not for the Relevant Period (as defined in Section 5.8) hold either directly or indirectly any Material Interest in any business (other than the Buyer or the Company or their respective Affiliates) which provides Restricted Services in competition with the Business in the Restricted Area;

(b)            he/it will not for the Relevant Period hold any Material Interest in any person carrying on business in the Restricted Area (other than the Buyer or the Company or their respective Affiliates) which requires or might reasonably be expected by the Buyer to require him or it to disclose or make use of any Confidential Business Information in order properly to discharge his or its duties or to further his or its interest with such person;

(c)             he/it will not at any time after Closing disclose (save as authorised by the Buyer in writing or required by law) any Confidential Business Information, nor will he or it at any time after Closing otherwise make use of any Confidential Business Information for his or its own benefit or for the benefit of others, or in any way to the detriment of the Company;

(d)            he/it will not for the Relevant Period solicit, encourage, induce, entice or procure or endeavour to do any of the foregoing or encourage anyone else to solicit encourage, induce, entice or procure or endeavour to do any of the foregoing, any person who is, and was at the Closing Date, employed by the Company in a position where their remuneration is at least £40,000 per annum to leave the employment of the Company or the Buyer or any of their respective Affiliates;

(e)            he/it will not for the Relevant Period in respect of Restricted Services directly or indirectly solicit the custom of, or orders from or accept orders from any Customer (for the purposes of this clause "Customer" shall mean any person who is at Closing, or who has been at any time during the period of two years immediately preceding that date, a client or customer of the Company) other than for the benefit of the Company or the Buyer or any of their respective Affiliates;

(f)             he/it will not for the Relevant Period interfere with or seek to interfere with the continuance of supplies to the Company or the Buyer or of their respective Affiliates (or the terms relating to such supplies) from any suppliers who have been supplying components, materials or services to the Company at any time during the two years immediately preceding Closing if that interference causes or would cause such supplier to cease supplying, or materially reduce its supply of those goods and/or services to the Company; or

(g)            that if he or it shall have obtained Trade Secrets or other confidential information belonging to any third party under an agreement which contained restrictions on disclosure, he or it will not without the previous written consent of the Buyer at any time infringe such restrictions;

(h)            he or it will not at any time after Closing use in the course of any business:-

 (i)             the words “Sterimedix” and "Silkann"; or

 (ii)            any trade or service mark, business or domain name, design or logo which, at Completion was or had been used by the Company;

 (iii)          anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo.

5.2            The Buyer and the Sellers agree that the restrictions contained in Section 5.1(c) shall not apply if and to the extent that the Confidential Business Information concerned has ceased to be confidential or come into the public domain (other than as a result of breach of any obligation of confidence by the Sellers).

5.3            Each Seller shall procure that all companies and businesses directly or indirectly owned or controlled by him or it shall be bound by and observe the provisions of this Section 5 as if they were covenanting with the Buyer.

5.4            Each Seller acknowledges that the Buyer is accepting the benefit of the covenants contained in this Section 5 both on its own behalf and on behalf of its Affiliates for loss sustained by them as a result of any breach of the covenants contained in this Section 5.

5.5            Nothing in this Section 5 shall preclude any Seller from being the owner for investment purposes only of not more than 3% of the equity share capital of any company listed on the Official List of the UK Listing Authority or quoted on the AIM Market of London Stock Exchange Plc or on a recognised investment exchange (as defined in s.285 of the Financial Services and Markets Act 2000 (as amended)).

5.6            The restrictions contained in this Section 5 are considered reasonable by the Sellers in all respects but if any of those restrictions shall be held to be void in circumstances where it would be valid if some part were deleted the parties agree that such restrictions shall apply with such deletion as may be necessary to make it valid and effective.

5.7            The provisions of Section 5.1(a) to 5.1(h) (inclusive) are separate and severable and shall be enforceable accordingly.

5.8            For the purpose of this Section 5, the "Relevant Period" shall be the 37 month period immediately following the Closing Date, save that in the case of Richard Walker only, the "Relevant Period" shall be the 18 month period immediately following the Closing Date.

5.9            In the event that Richard Walker of the Sellers is dismissed by the Company (including constructive dismissal), the Relevant Period shall, in his case only, be reduced to 12 months unless such dismissal does not constitute unfair dismissal.

6.	Remedies.

6.1            Survival.  All warranties, covenants, indemnities and obligations in this Agreement and any other deed, agreement, certificate, instrument or document executed, signed, entered into or delivered pursuant to this Agreement shall survive the Closing and the consummation of the Transactions.

6.2            Indemnities.

(a)            Subject to Section 6.2(c), the Sellers undertake jointly and severally to indemnify and to keep indemnified, the Buyer, the Company and their respective Affiliates against all losses or liabilities (including without limitation any direct or indirect consequential losses or loss of profit and loss of reputation, damages, claims, demands, proceedings, costs, expenses, penalties, legal and other professional fees and costs) which may be suffered or incurred by any of them and which arise directly or indirectly in connection with the following matters:-:

 (i)             The construction undertaken at the Owned Real Property, in respect of which the Company has no plans or other documentation (to the extent that additional construction or other costs are required to be incurred as a result);

 (ii)            The failure by the Company to comply with Section 169 of the Companies Act 1985;

 (iii)          The failure by the Company to enter into written contracts with consultants prior to Closing;

 (iv)          The termination of the distribution agreement between the Company and Eurosurgical Limited;

 (v)           Lasso Creative Limited asserting ownership of any content produced by it pursuant to the unwritten contract between it and the Company;

 (vi)          Termination of the Company's relationship with Firemitre Limited;

 (vii)        Any failure prior to Closing to pay any employee or worker of the Company, in respect of their annual leave entitlement under Regulation 13 of the Working Time Regulations 1998 ("WTR"), the correct rate of holiday pay under Regulation 16 of the WTR. The reference to Regulation 16 of the WTR includes any future amendment to Regulation 16 or any existing or future decisions of any tribunal or court in the United Kingdom or the European Union that amends or clarifies the calculation of holiday pay under Regulation 16 , the result of which would be that the Company had failed to comply with Regulation 16 of the WTR in respect of the period prior to Closing

(b)            Any payment made in respect of a claim under this Section 6.2 shall include:-

 (i)             an amount in respect of all costs and expenses incurred by the Buyer or the Company or any of their Affiliates  in relation to bringing a claim; and

 (ii)            any amount necessary to ensure that, after Tax is applied in respect of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Tax.

(c)            The Sellers shall have no liability pursuant to Section 6.2(a) unless any claim or claims thereunder (individually or together) exceed £5,000, but as and when the amount of any claim or claims exceed £5,000, the full amount of such claim(s) (and any subsequent claims) shall be payable by the Sellers.

6.3            No Right of Contribution. At Closing, the Sellers waive, and acknowledge and agree that they shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any obligation or any other Liability to which the Sellers may become subject under this Agreement or any of the other documents or agreements executed, entered into or delivered in connection herewith.

6.4            Limitations.

(a)            Subject to this Section 6.4, the Sellers liability under the Warranties shall be limited in accordance with Schedule 6.

(b)            The Sellers’ liability under the Tax Warranties shall be limited further in accordance with the provisions of Part 4 of the Tax Covenant.

(c)            The provisions of this Section 6.4, Part 4 of the Tax Covenant and Schedule 6 shall operate to limit the liability of the Sellers under the Warranties and the Tax Covenant (so far as the Tax Covenant is expressly referred to herein) provided always that, notwithstanding any other provision of this Agreement, with the exception of paragraph 3 of Schedule 6, none of such limitations shall apply where the liability arises as a result of or in connection with:

 (i)             any fraud or willful misconduct by or on behalf of the Sellers or any of them; or

 (ii)            in the case of breach of any of the Warranties contained in Sections 3.6(b) to 3.6(g) (inclusive), 3.7 or 3.8(a) or 3.8(b).

(d)            Taxes.  The Sellers shall not plead the Limitation Act 1980 in respect of any claims made with respect to a breach of the Tax Covenant and/or the Tax Warranties.

(e)            If any monies are recovered by the Buyer from the Sellers under or pursuant to a Relevant Claim (as defined in Section 8.2), the amount paid by the Sellers shall be deemed to be a reduction in the consideration paid by the Buyer for the Shares.

7.	General Provisions.

7.1            Expenses.  Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expense of its representatives.

7.2            Public Announcements.  Any public announcement, press release or similar publicity with respect to this Agreement or the Transactions will be issued, if at all, at such time and in such manner as is determined by the Buyer, following prior consultation with the Sellers’ Representative, save that the Buyer and its Affiliates shall be permitted to make announcements and disclosures as are required by law or by any rules of any stock exchange to which it or any of its Affiliates is subject or as is required by any Governmental Body.

7.3            Notices.  All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party (a) when delivered to the appropriate address by hand; (b) five (5) days after sent by international overnight courier service (costs prepaid); or (c) on the day sent by facsimile with confirmation of transmission by the transmitting equipment, in each case to the following addresses, facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

If to the Buyer or Synergetics USA:	If to any Seller or the Sellers’ Representative:

Synergetics USA, Inc.	Ronald McFarlane
3845 Corporate Centre Drive	3 St Mary’s Road
O’Fallon, MO 63368	Alcester
USA	Warwickshire
Attn: Peter Rasche, General Counsel	B49 6QH
Fax: (636) 939-6885

With a copy to (which shall not constitute notice):	With a copy to (which shall not constitute notice):

Armstrong Teasdale LLP	Brabners LLP
7700 Forsyth Blvd., Suite 1800	55 King Street
St. Louis, MO 63105	Manchester M2 4LQ
USA	United Kingdom
Attn: David Braswell	Attn: Simon Lewis
Fax: (314) 612-2229	Fax: (44) 161 836 8801
E-mail: dbraswell@armstrongteasdale.com	E-mail: simon.lewis@brabners.com

7.4            Jurisdiction; Service Of Process.  Any Proceeding arising out of or relating to this Agreement or any Transaction may be brought in the English courts, and each of the parties irrevocably submits to the exclusive jurisdiction of such courts and in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Transaction in any other court.  The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any Proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world.  The foregoing shall not be deemed to limit the effect of Section 7.17.

7.5            Waiver; Remedies Cumulative.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

7.6            Entire Agreement.  This Agreement (along with the other documents delivered pursuant to this Agreement) supersedes all prior agreements and representations, whether written or oral, between the parties with respect to its subject matter (including any confidentiality agreement between the Buyer and the Company) and constitutes (along with the other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

7.7            Amendment.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement entered into between all parties hereto.

7.8            Assignment, Successors And Third-Party Rights.

(a)            This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of the parties hereto and the Company and their respective successors and assigns; provided, however, that this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other parties hereto. The Company shall be entitled to enforce the provisions of this Agreement that are applicable to the Company to the same extent as the Buyer and/or the provisions of this Agreement that are applicable to it.

(b)            Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Persons identified in subsection (a) above any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  No term of this Agreement is intended for the benefit of any Person other than the Persons identified in subsection (a) above, and the parties do not intend that any term of this Agreement should be enforceable by any Person other than the Persons identified in subsection (a) above either under the Contracts (Rights of Third Parties) Act 1999 or otherwise.

(c)            The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement is not subject to the consent of any Person that is not a party to this Agreement.

7.9            Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction or arbitrator, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.10         Construction.  The headings of the Sections in and the Schedules to this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Sections” and “Schedules” refer to the corresponding Sections of and the Schedules to this Agreement.

7.11         Time Of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.12         Governing Law.  This Agreement will be governed by and construed under the laws of England without regard to conflicts-of-laws principles that would require the application of any other law.

7.13         Execution Of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or email shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes.

7.14         Seller Obligations. The liability of each Seller hereunder shall be joint and several with the other Sellers save in respect of the restrictive covenants in Section 5.

7.15         Sellers’ Representative.

 (a)            Each of the Sellers confirms and agrees that the Sellers' Representative is appointed to act as his process agent to receive on his behalf service of any legal proceedings brought by the Buyer relating to this Agreement and for the purposes of providing any consent or agreement on the part of Sellers under this Agreement.

 (b)           Service of any notice or other communication on the Sellers' Representative or service by the Sellers' Representative of any notice or other communication shall be deemed to constitute valid service of such notice to and on behalf of all of the Sellers or by and on behalf of all of the Sellers (as the case may be) for the purposes of this section 7 and any other provision of this Agreement or any provision of any other agreement or document entered into pursuant to or in relation to this Agreement pursuant to which a notice is given to the Sellers or by the Sellers (as the case may be).

 (c)            Any waiver, consent or agreement given by the Sellers' Representative to the Buyer shall be deemed to constitute a valid waiver, consent or agreement on behalf of all of the Sellers for the purposes of this Section 7 and any other provision of this Agreement or any provision of any other agreement or document entered into pursuant to or in relation to this Agreement pursuant to which a waiver, consent or agreement is given by the Sellers.

 (d)           The Sellers may at any time appoint a different Seller to act as a Sellers' Representative which shall be effective upon delivery of a copy of the replacement Sellers' Representative acceptance of such appointment to the Buyer.

(e)            Liability.  The Sellers’ Representative shall not be liable to any Seller for any action taken or omitted by him or her or any agent employed by him or her hereunder or under any other document delivered in connection herewith, or in connection therewith, except that the Sellers’ Representative shall not be relieved of any liability imposed by Law for negligence or willful misconduct.  The Sellers’ Representative shall not be liable to any Seller for any apportionment or distribution of payments made by him, her or it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled.  The Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(f)             Actions of the Sellers’ Representative; Liability of the Sellers’ Representative.  Each Seller agrees that the Buyer shall be entitled to rely on any action taken by the Sellers’ Representative, on behalf of the Sellers, pursuant to this Section 7.15 (each, an “Authorised Action”), and that each Authorised Action shall be binding on each Seller as fully as if such Seller had taken such Authorised Action.  The Buyer agrees that the Sellers’ Representative shall have no liability to the Buyer for any Authorised Action, except to the extent that such Authorised Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct.  In addition, the Sellers hereby release and discharge the Buyer, the Company and each of their respective Affiliates from and against any liability arising out of or in connection with the Sellers’ Representative’s failure to distribute any amounts received by the Sellers’ Representative on the Sellers’ behalf to the Sellers.

(g)            Buyer Reliance.  By execution hereof, the Sellers hereby instruct and authorize the Sellers’ Solicitors to accept payment of the cash consideration hereunder, from time to time, on behalf of the Sellers and to promptly disburse to the Sellers their pro rata portion thereof, net of their pro rata share of any applicable fees and expenses (and such reserves for contingencies as the Sellers’ Representative may deem necessary or appropriate).  The Buyer shall be entitled to rely on the full power and authority of the Sellers’ Representative to act hereunder on behalf of the Sellers, and shall not be liable in any way whatsoever for any action the Buyer takes or omits to take in reliance upon such power and authority.  The Sellers shall look solely to the Sellers’ Solicitors for payment of their pro rata share of the cash consideration paid to the Sellers’ Solicitors by the Buyer, and they shall have no recourse against the Buyer or any of its Affiliates or agents for payment thereof; provided, however, that this sentence shall in no way limit the Sellers’ or the Sellers’ Representative’s power to enforce any of the Sellers’ rights hereunder.

(h)            No Liability.  Under no circumstances shall the Sellers’ Representative be liable for any breach of any of the Sellers’ representations and warranties or any non-fulfillment or breach of any covenant or agreement of any Seller in this Agreement or in any of the other documents or agreements delivered in connection herewith, provided that the foregoing shall not relieve the Sellers’ Representative of liability arising under this Agreement or any other Transaction Documents as a result of any breach of any representations and warranties made by him or her as a Seller or any non-fulfillment or breach of any covenant or agreement of him or her as a Seller.

7.16        Usage.

(a)            Interpretation. In this Agreement, unless the context otherwise requires:  (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or re-enactment of such Section or other provision except to the extent the liability of any of the parties hereto would be increased; (vi) “hereunder,” “hereof,” “hereto,”  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)            Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with UK Small Company Standards.

(c)            Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

7.17         Dispute Resolution.

(a)            The parties will attempt to settle any dispute, claim or difference arising under, out of, or in relation to this Agreement, including any dispute concerning the construction or interpretation of this Agreement or a party’s performance of its obligations hereunder and/or the transactions and events that are governed by or arise out of this Agreement, through consultation and negotiation in good faith and in the spirit of mutual cooperation. If the matter is not resolved by negotiation within 60 days of receipt of a written “invitation to negotiate”, the dispute may be referred to arbitration by any party in accordance with subsection (d) below. The parties shall not be under an obligation to follow the procedure in this Section 7.17(a) in the event that either party wishes to apply for an order for interim relief.

(b)            A “Dispute,” as the term is used in this Section 7.16, shall mean any dispute, claim or difference of any kind between the parties arising under, out of, or in relation to this Agreement, including any dispute concerning the construction or interpretation of this Agreement and/or the transactions and events that are governed by or arise out of this Agreement and its administration, modification or any amendment thereto including, without limitation, any dispute concerning an alleged breach of Section 2.4(a) by the Buyer, at the time at which such referral is made.

(c)            Any Dispute to which this Section 7.17 applies shall be resolved in accordance with the procedures specified in this Section 7.17, provided that a request for interim relief by a party to a court, arbitration tribunal or any administrative or regulatory body shall not be deemed to be or construed as incompatible with, or a waiver of, the agreement to arbitrate under Section 7.17(d) of this Agreement.  The court, arbitration tribunal, administrative or regulatory body shall have the authority to make such orders including those for interim relief, as it may deem just and equitable.

(d)            Subject to subsection (e) below, any Dispute shall be referred to and finally resolved by arbitration in London, England, in accordance with the arbitration rules of the Arbitration Act 1996 then in force save as the same may be amended by this Section as follows:  (i) there shall be one arbitrator appointed, to be jointly selected from a list of arbitrators. Should the parties be unable to agree on an arbitrator or be unable to agree on the rules for arbitration, either party may, upon giving written notice to the other party, apply to the President or Deputy President, for the time being, of the Chartered Institute of Arbitrators for the appointment of an arbitrator and for any decision on rules that may be necessary; (ii) the language of the arbitration shall be English; (iii) the arbitrator shall have the authority and power to make such orders for interim relief, including injunctive relief, as it may deem just and equitable; and (iv) the arbitration shall be kept confidential and the existence of the proceeding and any element of it (including but not limited to any pleadings, submissions or other documents submitted or exchanged, any evidence and any awards) shall not without prior consent by all parties be disclosed beyond the parties to the arbitration and their representatives, the arbitrator, the administering institution (if any) and any reason necessary to the conduct of the proceeding, except if required by law or a regulatory body or to the parties’ accountants, insurers (if any), legal advisers and/or financial advisors.  The arbitrator shall make a decision within sixty (60) days and issue its decision in writing, in English.  In the event the party against whom the award has been rendered fails to comply therewith, enforcement thereon may be entered in any court of competent jurisdiction.  The provision for arbitration herein shall not be deemed a waiver of the rights of either party to any interim relief provided under any applicable law.  Payment for the arbitrator and related costs of arbitration shall be shared equally by the parties unless otherwise determined by the arbitrator.

(e)            The parties hereto acknowledge and agree that the Buyer or the Sellers may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by the Sellers or the Buyer could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which the Buyer, the Company and/or the Sellers may be entitled, at law or in equity, including the remedies specified above, they shall be entitled to enforce any provision of this Agreement by an order for specific performance and to interim and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(f)             The parties hereto shall continue to perform their obligations under this Agreement and any other agreement or document delivered in connection herewith pending the resolution of any difference or Dispute under this Section.

8.	Escrow and Release from the Escrow Account

8.1            Subject as provided by this Section 8 the Escrow shall be released to the Sellers from the Escrow Account on the day which is twelve months after the Closing Date (the "Escrow Release Date").

8.2            Before the Escrow Release Date the Buyer shall be entitled to assert against the Sellers any claim for breach of the Warranties, the Tax Warranties, Section 6.2 and the Tax Covenant (each a "Relevant Claim") by serving notice on the Sellers’ Representative (each a "Notice of Claim") setting out the Buyer's genuine pre-estimate ("Buyer’s Pre-estimate") of the Sellers’ liability in respect of the Relevant Claim and asserting the right to retain such amount against the Escrow (or the balance thereof) in the Escrow Account, pending settlement of the Relevant Claim.

8.3            In the event of a Notice of Claim:

(a)            if the Sellers' Representative informs the Buyer in writing within 10 Business Days that the Sellers disagree with the relevant Buyer’s Pre-Estimate, the Buyer and the Sellers' Representative shall use their reasonable endeavours to agree in writing within 5 Business Days of the Sellers’ Representative's notice the amount that should be retained against the Escrow (or the balance thereof) in the Escrow Account, pending settlement of the Relevant Claim (if any) (any such agreed amount being an “Agreed Amount”);

(b)            if no such notice is served by the Sellers' Representative pursuant to Section 8.3(a) the Buyer’s Pre-Estimate shall be deemed to be an Agreed Amount; and

(c)            if the Buyer and the Sellers' Representative have not agreed an Agreed Amount in relation to a Relevant Claim within 5 Business Days of the Sellers’ Representative's notice pursuant to Section 8.3(a), a barrister of 10 years' or more standing shall be appointed in accordance with Section 8.9 to opine whether the Relevant Claim is likely to succeed against the Sellers and if so the estimated value of the Relevant Claim. If the barrister appointed opines that such Relevant Claim is likely to succeed against the Sellers, an amount equal to the barrister's estimated value of the Relevant Claim (an “Estimated Amount”) shall be retained against the Escrow (or the balance thereof) in the Escrow Account, pending settlement of the Relevant Claim.

8.4            A Relevant Claim shall be treated as settled for the purposes of this Section 8 if:

(a)            the Sellers' Representative and the Buyer so agree in writing; or

(b)            the Relevant Claim is resolved via arbitration as provided for under Section 7.17; or

(c)            a court of competent jurisdiction has awarded judgment in respect of the Relevant Claim and no right of appeal lies in respect of such judgment or the Sellers and the Buyer are debarred by passage of time or otherwise from making any appeal.

8.5            In the event that any Relevant Claim is settled in favour of the Buyer before the date that is twelve months from the Closing Date, either:

(a)            an amount of the Escrow or the balance thereof, which is equal to the Sellers' liability in respect of such settled Relevant Claim, shall be released to the Buyer from the Escrow Account; or

(b)            in the event that the Escrow or the balance of the Escrow is not sufficient to meet the Sellers' liability in respect of such settled Relevant Claim, the remaining balance of the Escrow (if any) shall be released to the Buyer from the Escrow Account.

8.6            In the event that at the date which is twelve months from the Closing Date there are any Relevant Claims which have not been settled, there shall be retained from the Escrow or the balance thereof, before payment of the Escrow or the balance thereof to the Sellers, an amount equal to the aggregate of all Agreed Amounts and/or Estimated Amounts relating to such Relevant Claims which have not been settled (the "Retained Monies") and any remaining balance of the Escrow or the balance thereof shall be paid to the Sellers pursuant to Section 8.1. The Retained Monies shall be retained in the Escrow Account until the Relevant Claims to which the Retained Monies relate have been settled or deemed withdrawn and waived pursuant to paragraph 1.2 of Schedule 6.  Following settlement of each of such Relevant Claims, the following payments shall be made from the Retained Monies:

(a)            in the event that the Relevant Claim is settled in favour of the Buyer, to the Buyer a sum equal to the amount due to the Buyer in respect of such Relevant Claim which is capable of being paid from the Retained Monies; or

(b)            in the event that the Relevant Claim is settled in favour of the Sellers, to the Sellers a sum equal to the amount of the Retained Monies which relate to the Relevant Claim.

8.7            In the event that at the date which is twelve months from the Closing Date there are no Relevant Claims which remain to be settled, the Escrow or the remaining balance thereof at such date shall be paid to the Sellers.

8.8            Notwithstanding the foregoing provisions of this Section 8

(a)            if in respect of any Relevant Claim which is settled in favour of the Buyer the amount paid to the Buyer from the Escrow is less than the amount due to the Buyer in respect of such Relevant Claim, due to the insufficiency of the amount of the Escrow or any remaining balance thereof, such payment shall be without prejudice to the Buyer's right to recover in full for such Relevant Claim from the Sellers; and

(b)            the rights of the Buyer to recover in respect of claims under Section 6.2 or the Tax Covenant from the Sellers shall not otherwise be affected.

8.9            For the purposes of Section 8.3(c), the Buyer and the Sellers' Representative shall have a period of 5 Business Days in which to agree the identity of the barrister to be instructed by the Buyer and the Sellers to provide the opinion.  In the event that the Buyer and the Sellers' Representative fail to agree the barrister's identity, either the Sellers' Representative or the Buyer may apply to the Chairman of the Bar Council for determination of the identity of the barrister to be instructed, on the basis that such Chairman shall select a barrister who shall be of 10 years' or more standing.

9.	Obligations of Synergetics USA

The parties each hereby agree that the obligations of Synergetics USA under this Agreement shall be limited to those set out in Sections 2.4(f)(v) and 2.4(g)(iii) and that Synergetics USA has no other obligations or liability with respect to the provisions of this Agreement or the Transactions.

In witness of which the parties have executed this Agreement as a deed (but not delivered until the date hereof) on the date first before written.

SCHEDULE 1
DEFINITIONS
 “Accounts Receivable” means (a) all trade debts and accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such debts and accounts or rights to payment, including all trade debts and accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company, (b) all other debts and accounts or notes receivable of the Company and the full benefit of all security for such debts and accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.
 “Affiliate” means:
With respect to a particular individual:  (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).
With respect to a specified Person other than an individual:  (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; and (e) any Person with respect to which such specified Person serves as a partner or a trustee (or in a similar capacity).
For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and/or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s husband or wife or civil partner or widow or widower, (iii) any other natural person who is a lineal descendant or ascendant in direct line of that individual and their lineal descendants and a husband or wife or civil partner or widower or widow of such  persons.  A step-child or adopted child or illegitimate child of any individual shall be deemed to be a lineal descendant of such person and of the lineal ascendants of such individual; (c) “Material Interest” means direct or indirect legal or beneficial ownership  of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Assets” means any of the assets and properties owned or used by the Company.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
“Business”  all and any trades or other commercial activities of the Company which as at the Closing Date or during the period of 12 months ending on the Closing Date the Company has carried on with a view to profit or which the Company shall as at the Closing Date have determined to carry on with a view to profit in the immediate future;
“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in St. Louis, Missouri or in the City of London, England are not open for the transaction of normal banking business.
"Buyer's Solicitors" means Ward Hadaway of Sandgate House, 102 Quayside, Newcastle upon Tyne, NE1 3DX.
“Closing Date” means the date on which the Closing actually takes place.
“Company Contract” means any Contract (a) under which the Company has or may acquire any rights or benefits; (b) under which the Company has or may become subject to any obligation or liability; or (c) by which the Company or any of the Assets is or may become bound.
“Company Real Property” means the Owned Real Property and the Leased Real Property (if any).
“Confidential Business Information” all or any information relating to the following (details of which are not in the public domain) existing in any form:-
(a)            the business methods, corporate plans, management systems, finances, new business opportunities or development projects of the Company;
(b)            the marketing or sales of any present or future product of the Company including, without limitation, customer names and lists and other details of customers, prospects, sales targets, sale statistics, pricing information, markets research reports and surveys and advertising or other promotional material; and
(c)            any Trade Secrets or other information relating to the provision of any product or services of the Company to which the Company attaches confidentiality or in respect of which it holds an obligation of confidentiality to any third party;`
 “Consent” means any approval, consent, ratification, waiver or other authorisation.
“Contingent Payment” means a payment made pursuant to and in accordance with Section 2.4.
“Contract” means any agreement, deed, contract, lease, instrument, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).

“Current Use” means any utilisation of the Company Real Property relating to the operation of the Business (including, but not limited to, production, administration and distribution).
“Disclosed” means fairly and accurately disclosed to the Buyer in the Disclosure Letter with sufficient clarity and detail to enable a reasonable buyer of the Shares to identify sufficiently the nature and scope of the matter disclosed.
“Disclosure Bundle” has the meaning set out in the Disclosure Letter.
“Disclosure Letter” means the disclosure letter (together with the Disclosure Bundle) delivered by the Sellers to the Buyer concurrently with the execution and delivery of this Agreement.
“Environment” means the environment as defined in the Environmental Protection Act 1990 and includes any or all soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
“Environmental, Health and Safety Liabilities” means any cost, damages, expense, loss, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:  (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product); (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person); or (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.
“Environmental Law” means any Law that requires or relates to:  (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, breaches of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimising the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances; (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or (h) making responsible parties pay other parties for damages done to their health or the Environment.

“Environmental Property” means (a) the Company Real Property and (b) all other properties or assets (whether real, personal, or mixed) (i) in which the Company has had an interest, and (ii) at or to which Hazardous Materials were generated, manufactured, refined, transferred, stored, treated, imported, used, processed or disposed by any Seller, the Company, or any other Person for whose conduct the Company is or may be held responsible, or (iii) from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.
"Escrow Account" means the deposit account with NatWest Bank Plc jointly held in the names of the Sellers' Solicitors and the Buyer's Solicitors into which the Escrow and the Escrow Profit Payments shall be deposited and released, according to the terms of this Agreement and the Escrow Account Instruction Letter.
“Escrow Account Instruction Letter” means the letter from the Buyer and the Sellers addressed to the Buyer's Solicitors and the Sellers' Solicitors, setting out the terms of the deposit of the Escrow and Escrow Profit Payments into the Escrow Account and the release of the same from the Escrow Account.
“Escrow Payment Sum” means a sum equal to the greater of:
(i) £0 and
(ii) [1.4 x [A – [ B x C/4]]] – D  where

A = Estimated GP;
B = GP Target; and
C = Relevant Quarter
D = the aggregate of the previous Escrow Profit Payments in respect of the Relevant Year;
"Escrow Profit Payments" means the payments to be made to the Escrow Account pursuant to Section 2.4(g).
“Estimated GP” means the Buyer’s reasonable good faith estimate of the Gross Profit for the period from the start of the Relevant Year to the end of the Relevant Quarter;
 “Excluded Products” means the products of the Company set out in Schedule 5 which, as at Closing, are reasonably capable of being sold by the Buyer or any of its Affiliates as a direct substitute and replacement for products sold by the Buyer or any of its Affiliates.
“Facilities” means any real property, leasehold or other interest in real property currently owned or operated by the Company, including the Company Real Property and the Assets used or operated by the Company at the Company Real Property.
“Governing Documents” means with respect to any particular entity, (a) if a company, the memorandum and articles of association and or certificate of incorporation; (b) if a general partnership, the partnership agreement; (c) if a limited partnership,  the limited partnership agreement and the certificate of limited partnership; (d) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (e) all shareholders’ agreements, voting agreements, voting trust agreements, joint venture agreements or other agreements or documents relating to the organisation, management or operation of any Person or relating to the rights, duties and obligations of the shareholders of any Person; and (f) any amendment, variation or supplement to any of the foregoing.

“Governmental Authorisation” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.
“Governmental Body” means any:  (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body, (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.
“GP Target” means:
a)	in respect of the First Year: £3,190,000

b)	in respect of the Second Year: £3,767,500; and

c)	in respect of the Third Year: £4,400,000;

“Gross Profit” means, in respect of a relevant period, the sales revenue of the Purchased Business less its cost of goods sold, as calculated in accordance with Section 2.4(b).
 “Hazardous Activity” the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, disposal, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any Environmental Property or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to human health, the Environment or property on or off any Environmental Property.
“Hazardous Material” means any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including heating oil, petroleum, petroleum products, radioactive materials or wastes, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
“Improvements” means all improvements to buildings, structures and fixtures located on or at the Company Real Property or included in the Assets, including those under construction.
“Indebtedness” means all Liabilities of the Company in respect of: (a) borrowed money (including principal and interest); (b) indebtedness evidenced by bonds, notes, debentures, letters of credit or similar instruments; (c) finance lease obligations (including any termination costs or costs incurred as a result of the Transactions); (d) amounts owed by such Person to its owner(s) or any of their Affiliates; (e) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (d) after giving effect to the Closing; and (f) all Indebtedness of other Persons of the types referred to in clauses (a) through (d) guaranteed in any manner by the Company, whether or not any of the foregoing would appear on a consolidated balance sheet prepared in accordance with UK Small Company Standards.

 “Independent Accountants” means a firm of independent accountants agreed upon by the Buyer and the Sellers’ Representative.  If the Buyer and the Sellers' Representative cannot agree upon a firm of independent accountants, then either the Buyer or the Sellers' Representative shall ask the Chair of the Institute of Chartered Accountants in England and Wales to appoint a firm of independent accountants.  The Buyer and the Sellers' Representative shall act reasonably in agreeing to the terms of the appointment of the firm of independent accountants.
“Intellectual Property” all copyright and related rights, moral rights, design rights, registered designs, database rights, patents, rights to inventions, business names, trade marks, service marks, trade names, rights arising in domain names, knowhow, trade secrets and rights in Confidential Business Information and any other intellectual property rights or rights of a similar nature (in each case whether or not registered) and all applications for any of them which may subsist anywhere in the world.
“Inventories” means all inventories and stock of the Company, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Company in the production of finished goods.
“Knowledge” means:
(a)            An individual will be deemed to have Knowledge of a particular fact or other matter if: (i) that individual is actually aware of that fact or matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any warranty contained in this Agreement.
(b)            A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) above), and any such individual will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the warranties made herein by that Person or individual.
“Knowledge” of the Sellers and/or “Knowledge” of the Company (and similar phrases) shall mean the Knowledge of the Company (determined in accordance with paragraph (b) above) and/or the Knowledge of any Seller (determined in accordance with paragraph (a) and/or (b) above as applicable based on whether the Seller is an individual or an entity).
“Law” means any federal, state, national, regional, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute, treaty, pact, decree, rule, directive, order, notice or official published plan or policy with legal or actual force in any geographical area and/or for any class of persons.

"Lease" means any lease of any Leased Real Property.
“Leased Real Property” means any Real Property in which the Company has a leasehold or subleasehold interest.
“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
“Lien” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, debenture, assignment or assignation by way of security, guarantee, indemnity, hypothecation,  mortgage, right of way, easement, encroachment, right of conversion, pledge, declaration of trust, servitude, right of first option, right of pre-emption or right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership, right of set off or counterclaim, combination of accounts, retention of title arrangement, third party right or equity or any other security interest, encumbrance or preferential arrangement whatsoever, howsoever created or arising and any agreement or arrangement to create any of the above.
"Management Accounts" means the unaudited balance sheet of the Company as at the Management Accounts Date and the unaudited profit and loss account of the Company for the 10 month period ended on the Management Accounts Date, copies of which are included in the Disclosure Bundle.
"Management Accounts Date" means 31 October 2014.
“Material Interest”   means:
(a)            the holding of any position as director, officer, employee, consultant, partner, principal or agent;
(b)            the direct or indirect control or ownership (whether jointly or alone) of any shares securities or debentures or any voting rights attached to them; or
(c)            the direct or indirect provision of any financial assistance;
"NDA Business" means those assets, tangible and intangible, and liabilities of the Company that are directly and exclusively related to and arising from the design, development, manufacture, and sale of a product not currently available for sale by the Company, but for which product (which was envisaged by a third party and is the subject of that third party’s patent application) the creation and on-going sale by the Company is contemplated, but is not certain nor guaranteed, and which may be developed pursuant to the letter of intent dated 9 December 2014 contained at document 10 of the supplemental disclosure documents of the Disclosure Bundle.

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Health and Safety at Work etc. Act 1974, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:  (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorisation by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorisation of any nature; (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorisation, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person; and (d) does not breach any Law, Order or Contract.
“Owned Real Property” means the freehold property know as 1 Madeley Road, North Moons Moat, North Industrial Estate, Redditch, Worcestershire B98 9NG.
“Permitted Liens” means with respect to the Company Real Property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.
"Permitted Payments" means all or any payments of emoluments or other benefits to or for the benefit of those Sellers who are employed by or whose services are retained by the Company in the ordinary course of the Company's business in accordance with the relevant terms of employment or engagement Disclosed to the Buyer.
“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.
“Planning Acts” means the Town and Country Planning Act 1990; the Planning (Listed Buildings and Conservation Areas) Act 1990; the Planning (Hazardous Substances) Act 1990; the Planning (Consequential Provisions) Act 1990; the Planning and Compensation Act 1991; the Planning and Compulsory Purchase Act 2004; the Planning Act 2008; and any other legislation from time to time regulating the use or development of land.
“Previously-owned Property” means any land and buildings that have, at any time before the date of this Agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company, but which are either:  (a) no longer owned, occupied or used by the Company, or (b) are owned, occupied or used by the Company but pursuant to a different lease, licence, transfer or conveyance.

“Proceeding” means any action, arbitration, audit, hearing, investigation, claim, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
 “Property Statutes” means the Public Health Acts; the Occupiers Liability Act 1957; the Offices, Shops and Railway Premises Act 1963; the Health and Safety at Work etc. Act 1974; the Control of Pollution Act 1974; the Occupiers Liability Act 1984; the Environmental Protection Act 1990; the Construction (Design and Management) Regulations 1994; the Environmental Protection Act 1995; the Equality Act 2010; the Control of Asbestos Regulations 2012; the Construction (Design and Management) Regulations 2007; and all regulations, rules and delegated legislation under, or relating to, such statutes.
“Purchased Business” means the Business together with any other businesses arising from or replacing any part of the Business.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, migration or emanation in, through, on or into the Environment or within any building, structure, facility or fixture, or into or out of any property.
“Relevant Quarter” means the period 1 January to 31 March, 1 April to 30 June, 1 July to 30 September and 1 October to 31 December as applicable and each shall be numbered respectively as 1, 2, 3 and 4 for the purposes of the definition of Escrow Payment Sum.
“Relevant Year” means the First Year, the Second Year or the Third Year as applicable.
“Remedial Action” means all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimise the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or  (d) to bring all Environmental Properties and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.
“Restricted Area” means the geographical markets within which the Company trades at Closing and those geographical markets which at Closing the Company intends to trade within;
“Restricted Services” means the manufacture, sale and/or distribution of devices for ophthalmic surgery and non-surgical aesthetic procedures.
“Sellers’ Solicitors” means Brabners LLP.
“Sellers’ Solicitors’ Client Account” means:

(a)            in respect of pound sterling payments the Brabners LLP Client Account with Royal Bank of Scotland, account number 23180823 and sort code 15-10-00; and
(b)            in respect of US dollar payments the Brabners LLP Client Account with Royal Bank of Scotland, account number BRCHST-USDA and sort code 15-10-00.
“Software” means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.
“Statutory Agreement” means an agreement or undertaking entered into under Section 18 of the Public Health Act 1936; Section 52 of the Town and Country Planning Act 1971; Section 33 of the Local Government (Miscellaneous Provisions) Act 1982; Section 106 of the Town and Country Planning Act 1990; Section 104 of the Water Industry Act 1991; and any other legislation (later or earlier) similar to these statutes.
“Subsidiary” means with respect to any Person (the “Owner”), any other Person of which securities or other interests having the power to elect a majority of that Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.
 “Tax or Taxation” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, premium, property, environmental, windfall profit, customs, capital share, franchise, employees’ income withholding, foreign or domestic withholding, social security, real property, personal property, sales, use, transfer, value added, tax, fee, assessment, levy, tariff, charge or duty and any interest, penalty, or fine thereon imposed, assessed or collected by or under the authority of any Governmental Body (but excluding business rates).
“Tax Covenant” means the tax covenant which is set out in Schedule 3 to this Agreement.
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Tax Warranties” means the warranties set out in Part 2 of the Tax Covenant.
“Third Party” means a Person that is not a party to this Agreement.
“Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.
“Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
“Transactions” means all of the transactions contemplated by this Agreement and any agreements delivered pursuant to this Agreement.

“UK Small Company Standards” means generally accepted accounting principles as set forth in the Companies Act 2006, the UK small companies regime and the Financial Reporting Standard for Smaller Entities consistently applied.
“Warranties” means the warranties set out in Sections 3.6 to 3.41 of this Agreement.

SCHEDULE 2
THE SELLERS
Schedule 2 has been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be promptly furnished to the Securities and Exchange Commission upon request.

SCHEDULE 3
TAX MATTERS
Part 1: Definitions

1.	Definitions

In this Schedule:
1.1.	Words and expressions defined in the Agreement shall, except where otherwise provided or expressly defined below, have the same meaning;

1.2.	"Accounts" shall have the meaning set out in paragraph 3.9 of this agreement;

1.3.	"Accounts Date" means 31 December 2013;

1.4.	“Auditors” means the auditors of the Company from time to time;

1.5.	“CAA 2001” the Capital Allowances Act 2001;

1.6.	“CTA 2009” the Corporation Tax Act 2009;

1.7.	“CTA 2010” the Corporation Tax Act 2010;

1.8.
 “Claim for Taxation” includes any notice, demand, assessment, determination letter or other document issued, or action taken, by or on behalf of any Taxation Authority and whether issued before or after the Closing Date, whereby it appears that the Company is or may be subject to a Liability to Taxation for which the Sellers are or may be liable under the Tax Covenant or the Tax Warranties (whether or not it is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement);

1.9.
 “Event” means any event whatsoever including but not limited to any disposition, transaction, action or omission, the earning, accrual or receipt of any income, profits or gains, the declaration, payment or making of any dividend or other distribution (in each case whether actual or deemed) prior to the Closing Date, the sale and purchase of the Shares pursuant to this Agreement, Closing and includes any events which are deemed to have occurred for any Taxation purpose;

1.10.	“ITA” means Inheritance Tax Act 1984;

1.11.	“ITEPA” means Income Tax (Earnings and Pensions Act) 2003;

1.12.	“Liability to Taxation” includes:

1.12.1.	any liability of the Company to make an actual payment of or in respect of Taxation;

1.12.2.
the set-off or utilisation of any Pre-Completion Relief or Buyer’s Relief against a liability of the Company to make an actual payment of or in respect of Taxation where, but for such set off or utilisation, a liability would have arisen under paragraph 1.12.1 above;

1.12.3.
the loss, disallowance, counteracting or clawing back of any Pre-Completion Relief (other than by way of set off or utilisation as set out in paragraph 1.12.2 above) which would otherwise have been available to the Company;

1.12.4.
the loss, nullifying, disallowance, cancellation or set-off of a right to repayment of Taxation which would otherwise have been available to the Company and which was taken into account in the Accounts ;

and in the case of:

1.12.5.	the amount of the Liability to Taxation shall be the amount of Taxation or the payment in respect of Taxation which is payable;

1.12.6.	paragraph 1.12.2 the amount of the Liability to Taxation shall be that amount of Taxation which would have been payable but for such set-off or utilisation;

1.12.7.
paragraph 1.12.3 the amount of the Liability to Taxation shall be the amount of Tax which would actually have been saved but for such loss, disallowance, counteracting or clawing back, assuming for this purpose that the Company uses the Pre-Completion Relief in the first accounting period in which it has sufficient profits to actually use the Pre-Completion Relief; and

1.12.8.	paragraph 1.12.4 the amount of the Liability to Taxation shall be the amount of repayment which would otherwise have been available;

1.13.	“Pre-Completion Relief” means:-

1.13.1.	any Relief which arises as a result of or by reference to any Event occurring on or before Closing and which has been treated as an asset of the Company in the Accounts;

1.13.2.
any Relief which was taken into account in computing (and so reducing or eliminating) any provision for deferred tax which appears in the Accounts or which would have appeared there but for the presumed availability of the Relief; and

1.13.3.	to the extent it exceeds any Relief noted at paragraph 1.13.2, any Relief which was taken into account in the preparation of the Accounts;

1.14.
“Buyer’s Relief” means any Relief of the Company, the Buyer or any other company which either is or becomes after Closing a member of the same group as the Buyer for any Taxation purpose, which arises as a result of or by reference to any Event whatsoever occurring after Closing;

1.15.
“Relief” includes any relief, loss, allowance, exemption, set-off, deduction or credit available from, against or in relation to Taxation or in the computation of income, profits or gains for any Taxation purpose;

1.16.
“Saving” means the reduction or elimination of any liability of the Company to Taxation by virtue of the set off against such liability or against any income profits or gains of any Relief arising as the result of a Liability to Taxation in respect of which the Sellers have made payment under Part 2 or Part 3 of this Schedule ;

1.17.
“Taxation Authority” the H M Revenue and Customs its predecessor bodies or any statutory or governmental authority or body (whether in the United Kingdom or elsewhere) involved in the collection or administration of Taxation;

1.18.	“TCGA” means Taxation of Chargeable Gains Act 1992;

1.19.	“TMA 1970” the Taxes Management Act 1970;

1.20.	“VAT” in the United Kingdom, value added tax and, elsewhere, any equivalent tax;

1.21.
“VATA 1994” Value Added Tax Act 1994;  It shall be assumed for the purposes of this Schedule 3 (and in particular for calculating any Liability to Taxation or any Relief) that the date of Closing is the end of an accounting period for the purposes of Section 10 CTA 2009 and all such adjustments and apportionments as may be required consequent upon such assumption shall be made in assessing liability or making any calculation required under this schedule.

Part 2: Taxation Warranties

1.	Administration

1.1.
All notices, returns, computations and payments which should be or should have been made by the Company for any Taxation purpose have been made within the requisite periods and are up to date, correct and on a proper basis in all material respects and none of them is or so far as the Sellers are aware is likely to be the subject of any dispute with, or adjustment by, any Taxation Authority.

1.2.
All particulars furnished to any Taxation Authority in connection with the application for any consent or clearance on behalf of the Company fully and accurately disclosed all factors and circumstances material for the decision of such Taxation Authority and any such consent or clearance is valid and effective and any transaction for which consent or clearance has previously been obtained has been carried into effect (if at all) only in accordance with the terms of the relative application and consent or clearance.

1.3.
The Company has not taken any action which has had or so far as the Sellers are aware might have the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously negotiated with any Taxation Authority.

1.4.
The Company has not in the last three years paid or become liable to pay any fine, penalty, charge, surcharge or interest charged by virtue of the provisions of TMA or any other Taxation statute and so far as the Sellers are aware there are no circumstances which are likely to cause the Company to become liable to pay such fine, penalty, charge, surcharge or interest.

1.5.
The Taxation affairs of the Company have not in the past three years been the subject of any investigation or enquiry by any Taxation Authorities (other than routine enquiries and audits) and no such investigation or enquiry is anticipated.

1.6.	The Company has properly operated the PAYE and NIC system.

1.7.	The Company is not obliged to pay corporation tax in quarterly instalments under the provisions of Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998 No 3175) and s.59E of the TMA 1970.

2.	Taxation claims, liabilities and reliefs

2.1.	There are no matters relating to Taxation in respect of which the Company (either alone or jointly with any other person) has or at Closing will have, an outstanding entitlement:

2.1.1.	to make any claim (including a supplemental claim) for relief under CTA 2010 or CTA 2009 or any other Taxation statute;

2.1.2.	to make any election for one type of relief or one basis, system or method of Taxation as opposed to another;

2.1.3.	to make any appeal (including a further appeal) against an assessment to Taxation;

2.1.4.	to make any application for the postponement of Taxation;

2.1.5.	to disclaim or require the postponement or reduction of any allowance;

2.1.6.	to elect to treat any machinery or plant as a short-life asset.

2.2.
The Company has not made nor is it entitled to make a claim under s.24 of the TCGA (Assets lost or destroyed or whose value becomes negligible) or s.48 of the TCGA (Consideration due after time of disposal).

3.	Distribution and deductibility of payments

3.1.
The Company has not since the Balance Sheet Date made any payment which is or may be treated as a distribution for the purposes of Chapter 2 of Part 23 of CTA 2010 (formerly ss.209 to 211 of the ICTA).

3.2.
The Company has not in the last six years purchased, repaid or agreed to repay or redeemed or agreed to redeem or purchase its own share capital or capitalised or agreed to capitalise in the form of redeemable shares or debentures any profits or reserves of any class or description.

3.3.
The Company has not since the Balance Sheet Date, incurred any expenditure which will not be wholly deductible in computing the Company’s profits chargeable to corporation tax for the accounting period in which such expenditure was incurred, or against such profits as a trading expense or expense of management or as a charge on income or in computing income chargeable to corporation tax for the purpose of Schedule A.

4.	Close company

4.1.	The Company has not at any time been a close investment company.

4.2.
No distribution within s.1064 of CTA 2010 (formerly s.418 of the ICTA) (Distribution to include certain expenses of close company) has been made by the Company in the last six years other than dividends shown in its annual accounts.

4.3.	No loan or advance within ss.455, 459 and 460 of CTA 2010 (formerly ICTA Part XI Chapter II (Charges to tax in connection with loans)) has been made or agreed to by the Company in the last six years.

5.	Groups

The Company has not at any time been a member of a group of companies for any Taxation purpose.

6.	Capital allowances

6.1.
All expenditure which the Company has incurred or may incur on the provision of machinery or plant has qualified or will qualify (if not deductible as a trading expense or a trade carried on by the Company) for writing-down allowances under CAA 2001 Part 2 (Writing-down allowances and balancing adjustments).

6.2.
All claims in respect of capital allowances made by, or to be made by, the Company in respect of capital expenditure incurred prior to the date of this Agreement or to be incurred under any subsisting commitment have been made or will be made in relation to its trade.

6.3.
No capital expenditure incurred or to be incurred by the Company has been or will be deemed, under ss.4 and 5 of the CAA 2001, to have been or be incurred on a date other than that upon which the obligation to pay the expenditure became or becomes unconditional.

6.4.
No election has been made by the Company under s.177 of the CAA 2001 (Expenditure incurred by equipment lessor) or s.183 (Expenditure incurred by incoming lessee; transfer of allowances) in relation to any fixtures.

6.5.
The Company has not made an election to treat any machinery or plant as a short-life asset within the provisions of Chapter 9 of Part 2 of CAA 2001 (Election for certain machinery or plant to be treated as short-life assets).

6.6.	The Company does not own any machinery or plant which was purchased from a connected person or leased back to the Sellers of such machinery or plant so as to fall within ss.213 to 228 of the CAA 2001.

7.	Transactions not at arm’s length

7.1.
The Company does not own nor has it agreed to acquire or sell any asset nor has it received or agreed to receive or provide any services or facilities (including without limitation the benefit of any licences or agreements and the benefit of any loans) the consideration for the acquisition or provision of which was or will be in excess of its market value or determined otherwise than on an arm’s length basis.

7.2.	The Company has not disposed of nor acquired any asset in such circumstances that the provisions of s.17 or s.18 of the TCGA (Disposals and acquisitions treated as made at market value) could apply.

7.3.
The Company has not entered into any transaction where for the purposes of Part 4 of Taxation (International and other Provisions) Act 2010 arm’s length provision could be imposed instead of the actual provision (as defined in Section 149) and where necessary the Company has sufficient records available to demonstrate compliance with Part 4.

8.	Base value and acquisition costs

If each of the capital assets of the Company was disposed of at Closing for a consideration equal to the book value of that asset in or adopted for the purpose of the Accounts or in the case of assets acquired since the Balance Sheet Date, equal to the consideration given on acquisition, no liability to corporation tax on chargeable gains would arise; and for the purpose of determining the liability to corporation tax on chargeable gains there shall be disregarded any Relief and allowances available to the Company other than amounts falling to be deducted under ss.38 and 53 of the TCGA (Acquisition and disposal costs etc).

9.	Tax avoidance

9.1.
The Company has not engaged in or has been party to any transaction, scheme or arrangement of which the main purpose or one of the main purposes was the avoidance of or a reduction in any liability to Taxation.

9.2.
The Company has not implemented any proposal nor entered into any arrangements which are notifiable pursuant to ss.309 or 310 of the FA 2004 and has not included any scheme reference on any of its tax returns pursuant to s.313 of the FA 2004 and there are no circumstances in which such notification or inclusion of a reference should have been made by the Company.

10.	Demergers
The Company has not been engaged in nor been a party to any of the transactions set out in Chapter 5 of Part 23 of CTA 2010 or ss.213 to 218 of the ICTA (Demergers).
11.	Stock dividends
The Company has not issued any share capital to which the provisions of CTA 2010 s1049 and 1050 (Stock Dividends) (formerly s.249 of the ICTA) or s.141 of the TCGA (Stock dividends: consideration for new holding) or s.142 of the TCGA (capital gains on stock dividends) could apply nor does the Company own any such share capital.
12.	Chargeable gains

12.1.	In determining the liability to corporation tax on chargeable gains in respect of any asset which has been acquired or provided by the Company or which the Company has agreed to acquire or provide:

12.1.1.
the sums allowable as a deduction will be determined solely in accordance with the provisions of s.38(1) of the TCGA and (Acquisition and disposal costs etc) and s.53 of the TCGA (Indexation allowance);

12.1.2.
the amount or value of the consideration, determined in accordance with the provisions of s.38(1)(a) of the TCGA, will not be less than the amount or value of the consideration actually given by it for that asset;

12.1.3.
the amount of any expenditure on enhancing the value of that asset, determined in accordance with the provisions of s.38(1)(b) of the TCGA, will not be less than the amount or value of all expenditure actually incurred by it on that asset.

12.2.
No asset owned or agreed to be acquired by the Company (other than plant and machinery in respect of which it is entitled to capital allowances) is a wasting asset within the meaning of s.44 of the TCGA (Wasting assets).

12.3.
The Company is not owed a debt (not being a debt on security) upon the disposal or satisfaction of which a liability to corporation tax on chargeable gains will arise by reason of the provisions of s.251 of the TCGA (Debts).

13.	Replacement of business assets

The Company has not made a claim under s.175 of the TCGA (Replacement of business assets by members of a group) or TCGA Sections 23 (Receipt of compensation and insurance money not treated as a disposal), 247 (Roll-over relief), 152 (Roll-over relief), 153 (Assets only partly replaced) or 154 (New assets which are depreciating assets) which would affect the amount of the chargeable gain or allowable loss which would but for such claim have arisen on a disposal of any of its assets.

14.	Gifts involving the Company
The Company has not held nor does it hold shares in a company which has made any such transfer as is referred to in s.125 of the TCGA (Shares in close company transferring assets at an undervalue); and the Company has not received any assets by way of gift as mentioned in s.282 of the TCGA (Gifts: recovery from donee).
15.	Value Added Tax

15.1.	The Company:-

15.1.1.	has duly registered and is a taxable person for the purposes of Value Added Tax;

15.1.2.	has complied in all respects with all statutory requirements, orders, provisions, directions or conditions relating to Value Added Tax;

15.1.3.	maintains, complete, correct and up to date records in all material respects for the purposes of Value Added Tax;

15.1.4.
is not in arrears with any payment or returns and is not and has not in the said period been liable to any abnormal or non-routine payment or any forfeiture or penalty or to the operation of any penal provision in relation to Value Added Tax;

15.1.5.	has not been required by HM Revenue & Customs to give security under Schedule 11, paragraph 4 of the VATA;

15.1.6.	is not and has not agreed to become an agent manager or factor (for the purposes of s.47 of the VATA (Agents etc.) of any person who is not resident in the United Kingdom; and

15.1.7.
has not incurred any exempt input tax (as defined in Regulation 99 of the Value Added Tax Regulations 1995) and has not been, and is not subject to, any VAT input tax restriction as a result of any non-business activities.

15.2.
The Company has not incurred any liability in respect of Value Added Tax (whether to HM Revenue & Customs or to any other person) by reason of the provisions of VATA Schedule 10 and there are no circumstances whereby the Company could become so liable as a result of a person making an option to tax under that Schedule.

15.3.	The Company has not opted to tax any land under VATA Schedule 10 and would not require the consent of HM Revenue and Customs in order to do so.

15.4.
The Company has not incurred any liability under the provisions of VATA Schedule 10 paragraph 6 and there are no circumstances in existence at the date of this Agreement whereby the Company would become so liable on the occurrence of any of the events mentioned in VATA Schedule 10 paragraphs 5(1)(a) or 5(1)(b).

15.5.	The Company is not nor has it been in the said period a member of a VAT group under the provisions of s.43 of the VATA.

15.6.	The Company is not required to carry out adjustments under the provisions of Part XV of the Value Added Tax Regulations 1995 (Adjustments to the deduction of input tax on capital items).

15.7.	All supplies made by the Company are standard or zero-rated for the purposes of Value Added Tax.

16.	Inheritance Tax

16.1.	No transfer of value (as defined in s.3 of the ITA (Transfers of Value)) has at any time been made by the Company.

16.2.
There is not outstanding any HM Revenue & Customs charge for unpaid inheritance tax (as provided by ss.237 and 238 of the ITA (Inland Revenue charge for unpaid tax)) over any asset of the Company or in relation to any shares in the capital of the Company.

16.3.
There are not in existence any circumstances whereby any power mentioned in s.212 of the ITA (Powers to raise tax) could be exercised in relation to any shares, securities or other assets of the Company or could be exercised but for s.204(6) of the ITA (Limitation of liability).

17.	Loan relationships

17.1.
The Company has not received a payment of interest on which it bore income tax by deduction and in relation to which interest a credit has been brought into account for the purposes of the FA 1996 Chapter II (Loan relationships) (or Part 5 of the CTA 2009) for an accounting period ending more than two years before the date of the receipt.

17.2.
The Company has not acquired or disposed of any rights or liabilities in respect of a loan relationship where the company from which it made the acquisition or to which it made the disposal was a member of the same group of companies within the meaning of Chapter 4 of Part 5 of CTA 2009.

17.3.	The Company has not been a party of a loan relationship which had an unallowable purpose within the meaning of s442 of CTA 2009.

17.4.	The Company does not have any loan relationship with connected persons as defined in Part 5 of CTA 2009.

17.5.	The Company does not have any loan relationship to which the provisions of ss.445 or 447 of the CTA 2009 applies or may apply.

18.	Construction Industry Scheme
The Company is not and has not been a contractor for the purposes of FA 2004, Part 3, Chapter 3 (Construction Industry Scheme).

19.	Intangible assets

19.1.	No election has been made by the Company pursuant to s.730 of CTA 2009.

19.2.	The Company has not made any claim for relief under Chapter 7 of Part 8 of the CTA 2009.

19.3.	No intangible fixed asset of the Company was acquired on a tax neutral basis pursuant to the s.775 of CTA 2009.

19.4.	No intangible fixed asset of the Company was transferred to the Company by a related party within the meaning of s.845 of the CTA 2009.

19.5.
The Company has not within the last six years acquired any intangible fixed asset from another company at a time when that other company was a member of the group of companies (for the purposes of Part 8 of the CTA 2009 of which the Company is or was within the last six years a member.

20.	Share options

20.1.
No liability to national insurance contributions or obligation to account for income tax under the PAYE system could fall on the Company as a result of a chargeable event (within the meaning of Part 7 of the ITEPA) before, at or after Closing in respect of securities and interests in securities made available or securities options granted to an employee or director prior to Closing.

20.2.
The Disclosure Letter contains full details of all share incentive schemes and profit sharing schemes and employee benefit trusts established by the Company whether approved by the HM Revenue & Customs or not and the Company has complied with all statutory requirements in respect of such schemes and trusts.

21.	Stamp duties

21.1.
All documents which may be necessary in proving the title of the Company to any asset which is owned by the Company at Closing, and which the Company may wish to enforce or produce in evidence, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

21.2.	The Company has never incurred or otherwise been under a liability to stamp duty reserve tax which is outstanding and there are no circumstances which may result in it being so liable.

21.3.	Within the 5 years ending on the date of this Agreement, The Company has not made any claim for relief or exemption under s.42 of the FA 1930, s.151 of FA 1995 or ss.75, 76 or 77 of the TA 1986.

21.4.
The Disclosure Letter sets out material details of any chargeable interest (as defined under Section 48 of the Finance Act 2003) acquired or held by the Company before Closing in respect of which an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Closing.

21.5.
Within the 5 years ending on the date of this Agreement the Company has not claimed relief from stamp duty land tax under Part 1 (group relief) or Part 2 (reconstruction and acquisition relief) of Schedule 7 of the FA 2003 where the Company was a Buyer in respect of a land transaction for the purposes of the FA 2003.

22.	Residence and offshore interests

The Company is and has at all times been resident in the United Kingdom for the purposes of all Taxation Statutes and has not at any time been resident outside the United Kingdom or had a permanent establishment outside the United Kingdom for the purposes of any Taxation Statute or any double taxation arrangements.

Part 3: Tax Covenant
Covenant
1.	Subject as provided below, the Sellers covenant jointly and severally with the Buyer that they will pay to the Buyer an amount equal to the amount of:

1.1
any Liability to Taxation which has arisen or arises as a result of or in connection with an Event which occurred on or before Closing but excluding any liability discharged on or before Closing to the extent such discharge is recognised in the Accounts;

1.2
any Liability to Taxation which arises on, before or after Closing as a result of the non-payment of Taxation by either of the Sellers or any person (other than the Company) which is or has been connected (within the meaning of s.993 of the ITA 2007 or ss.1122 and 1123 of CTA 2010) at any time before Closing with either of the Sellers and for which that person is primarily liable;

1.3	any liability of the Company to make a payment in respect of Taxation under any indemnity, covenant, guarantee or charge entered into on or before closing;

1.4
the external costs and expenses reasonably and properly incurred by the Company or the Buyer in respect of any claims for Taxation or in successfully taking or defending any action under this Schedule (excluding any recoverable VAT);

1.5	any depletion in or reduction in value of any of the Company’s assets or increase in its liabilities as a result of any inheritance tax which:

1.5.1	is at Closing a charge on any of the Shares or the assets of the Company or gives rise to a power to sell mortgage or charge any of the Shares or the assets of the Company; or

1.5.2
after Closing becomes a charge on or gives rise to a power to sell, mortgage or charge any of the Shares or the assets of the Company being a liability in respect of additional inheritance tax payable on the death of any person within seven years after a transfer of value, provided that any right to pay by instalments shall be disregarded and the provisions of s.213 of the ITA shall not apply to payments falling to be made under this Covenant;

1.6
any liability of the Company which arises at any time to account for income tax or national insurance contributions in relation to an employment‑related security, an interest in an employment‑related security or a securities option acquired pursuant to arrangements made before or on Closing in respect of any security in or of the Company (together with any associated interest and penalties) and, for the purposes of this paragraph 1.6 security, employment‑related security and securities option shall have the meanings given in Part 7 of the ITEPA

1.7
any Liability to Taxation which consists of a liability for income tax and/or national insurance contributions that arises at any time under Part 7A of ITEPA 2003 including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee of the Company, or for the benefit of any relevant person, by an employee benefit trust or another third party where the arrangement giving rise to the charge was entered into before Closing and at a time when the third party was acting on the instructions of, or for the benefit of the Company, the Sellers or a person connected (for tax purposes) with of any of them; and

1.8
any Liability to Taxation which arises at any time to account for income tax and national insurance contributions in respect of any payments to the Sellers under this agreement which shall include for the avoidance of doubt any payments in relation to the Contingent Payments.

Part 4: Limitations

1.	Exclusions

1.1.	The covenants contained in Part 3 of Schedule 3 shall not apply and the Buyer shall have no claim under them or under the Tax Warranties to the extent that:

1.1.1.	provision or reserve or allowance or the discharge or payment of it has been made or reflected in the Accounts for such liability; or

1.1.2.
the liability in question arises in respect of, by reference to or in consequence of any income, profit or gains earned, accrued or received or any Event which occurred after the Accounts Date and on or before Closing in the ordinary course of business of the Company;

1.1.3.
such Liability to Taxation would not have arisen but for any change in legislation (including any change in the rates of Taxation) or statutorily imposed variation in methods of applying or calculating rates of Taxation or any change in the published practice of any Taxation Authority in each case occurring after Closing; or

1.1.4.	any recovery by the Buyer under the Warranties or as the case may be the Tax Covenant or otherwise under this Agreement in respect of, or arising from, the same liability; or

1.1.5.
the Liability arises or is increased as a result of the Company failing to submit the returns and computations required to be made by it or not submitting such returns and computations within the appropriate time limits or submitting such returns and computations otherwise than on a proper basis, in each case after Closing;

1.1.6.
it would not have arisen but for a change after Closing in the accounting bases on which the Company values its assets (other than a change made in order to comply with UK GAAP as at Closing) or in the accounting policies or practices or any Taxation reporting practice or the length of any accounting period for Taxation purposes of the Buyer or the Company; or

1.1.7.	the liability has been made good by insurers or otherwise compensated for without cost to the Buyer or the Company; or

1.1.8.	it would not have arisen but for a voluntary act omission or transaction carried out by the Buyer or the Company after Closing, being an act which:

1.1.8.1.	is not in the ordinary course of business; or

1.1.8.2.	the Company was not legally committed to do under a written commitment that existed on or before Closing; or

1.1.8.3.	the Buyer was aware or ought reasonably to have been aware would give rise to the liability in question; or

1.1.9.	the liability in question arises or is increased by reason of or in consequence of:

1.1.9.1.
any claim, disclaimer, election or surrender made or notice or consent given by the Buyer or the Company after Closing, including but not limited to any disclaimer of capital allowances, in circumstances where such claim, disclaimer, election, notice or consent was not taken into account in the preparation of the Accounts; or

1.1.9.2.
any failure by the Buyer or the Company after Closing to make any claim, disclaimer, election or surrender or give any notice or consent after Closing, the making, giving or doing of which was taken into account in the Accounts; or

1.1.9.3.
the amendment after Closing of any claim, disclaimer, election, surrender, notice or consent made or given on or before Closing except to the extent that such amendments was taken into account in the Accounts; or

1.1.10.	the liability in question arises or is increased as a result of the failure of the Buyer to comply with the provisions of paragraph 2 of Part 4 of this Schedule (Conduct of Claims); or

1.1.11.
any Relief other than an Pre-Completion Relief or a Buyer’s Relief is available so as to reduce or eliminate the liability in question, or would have been so available had it not been used after Closing so as to reduce or eliminate a liability for Taxation for which the Sellers are not liable under the Tax Covenant  or Tax Warranties (and for these purposes it shall be assumed that the Company, the Buyer or any other company which either is or becomes after Closing a member of the same group as the Buyer for any Taxation purpose makes all such claims and elections required for the Relief to reduce or eliminate the liability in question; or

1.1.12.	any income, profits or gains to which the liability in question is attributable were actually earned or received by or actually accrued to the Company but were not reflected in the Accounts; or

1.1.13.	the liability in question arises or is increased as a result of the Company ceasing to be entitled to the small companies’ rate of corporation tax after Closing; or

1.2.	The provisions of Section 6.4 shall apply to the Tax Covenant and the Tax Warranties to the extent expressly provided in that Section.

2	Conduct of claims

2.1
The Buyer shall as soon as reasonably practicable notify the Sellers in writing of any Claim for Taxation which comes to its notice whereby it appears that the Sellers are or may become liable to pay the Buyer under the Tax Covenant in Part 3 of Schedule 3 or in respect of which a claim under the Tax Warranties may be made provided that the giving of such notice is not a condition precedent to the liability of the Sellers under the Tax Covenant in Part 3 of Schedule 3 or the Tax Warranties.

2.2	The Buyer shall ensure that a Claim for Taxation to which paragraph 2.1 applies, is, so far as reasonably practicable, dealt with separately from claims to which it does not apply.

2.3
Provided that the Sellers indemnify and secure the Company and the Buyer to the reasonable satisfaction of the Buyer against all losses, costs, damages and expenses (including interest on overdue Taxation) which may be incurred thereby the Buyer will procure that the Company takes such action and gives such information and assistance in connection with its Taxation affairs as the Sellers may reasonably and promptly request to dispute, appeal against, settle or compromise any Claim for Taxation in respect of which a claim may be made under the Tax Covenant in Part 3 of Schedule 3 or Tax Warranties but excluding allowing the Sellers to undertake the conduct of the dispute with the relevant Taxation Authority.

2.4
The Buyer, on receipt of notice in writing, shall procure (without prejudice to the generality of the foregoing) that the Sellers (and their advisers) are, within a reasonable time, given reasonable access to all relevant documents, records and personnel of the Company and the Buyer and their advisers to enable the Sellers promptly and effectively to evaluate the dispute and enforce any of their rights under this paragraph 2.

2.5
In connection with the conduct of any dispute relating to a Claim for Taxation to which the Tax Covenant in Part 3 of Schedule 3 or the Tax Warranties applies the Buyer or the Company (as the case may be) shall keep the Sellers informed of all material relevant matters and shall promptly forward or procure to be forwarded copies of all material correspondence and other written communications pertaining thereto.

2.6	The Buyer will not be required to take or procure that the Company will take any action mentioned in paragraph 2.3:-

2.6.1	which it considers to be materially prejudicial to the business or Taxation affairs of the Company or the Buyer or any company in the same group as the Buyer; or

2.6.2
which involves contesting a Claim for Taxation beyond the first appellate body (excluding the Taxation Authority which has made the Claim) in the jurisdiction concerned unless the Sellers obtain (at the Sellers’ cost and expense) the opinion of tax counsel of at least 8 years’ call that, after the disclosure of all relevant information and having regard to all relevant circumstances, there is a reasonable prospect that the action will succeed.

2.7
If the Sellers fail promptly (and in any event within 10 Business Days of the Buyer giving notice requiring the Sellers to do so) to inform the Buyer of any action which the Sellers wish the Buyer to procure the Company to take under paragraph 2.5, the Buyer will be entitled to procure that the Company settles or compromises any Claim for Taxation on such terms as it determines acting in good faith.

3	Dates for payments

3.1
This paragraph shall apply solely for determining the date on which any payments (including for the avoidance of doubt any amount under paragraph 1.4 of Part 3 of this Schedule) shall be made by the Sellers pursuant to the Tax Covenant in part 3 of Schedule 3.

3.2
The Sellers shall make payment to the Buyer in cleared funds on the date falling five clear Business Days after the date on which the Company or (as the case may be) the Buyer has notified the Sellers of the amount of the payment required to be made or, if later:

3.2.1
in any case involving a liability of the Company to make an actual payment (whether or not of Taxation) three clear Business Days prior to the last date on which the Company is required to make such payment in order to avoid any related interest or penalty; or

3.2.2
in any case involving the loss, counteraction claw-back, set off or utilisation of a Pre-Completion Relief or a Buyer’s Relief to which paragraph 1.12.6 or 1.12.7 of Part 1 of this Schedule  relates, three clear Business Days before the date on which the payment of Taxation is or would have been required to be made in respect of the accounting period in which such Relief is lost; or

3.2.3
in any case involving the loss, nullifying, disallowance, cancellation or set off of a right to repayment of Taxation, three clear Business Days after such repayment of Taxation would have been received by the Company.

3.3
If any payment by the Sellers under the Tax Covenant or Part 3 of Schedule 3 or the Tax Warranties is not made on the date referred to in paragraph 3.22 such payment shall carry interest from the due date for payment at the rate of 2% above the base rate from time to time of Barclays Bank plc until payment is received by the Buyer.

3.4
Where there is or has been a dispute falling within paragraph 2 of this Part, and that dispute relates to a Claim for Taxation where the Tax the subject matter of the Claim has to be paid before the action requested by the Sellers can be taken, the Sellers shall make payment of such amount within ten Business Days of receipt of written notice from the Buyer, and in any other case, the Sellers shall make payment in accordance with paragraph 3.2.

4	Deduction from payments and right of set-off

4.1
Except as required by law all payments under the Tax Covenant in Part 3 of Schedule 3 shall be made gross, free of any rights of counterclaim or set-off and without any deductions or withholdings of whatever nature.

4.2
If any deductions or withholding is required by law to be made from any payment by the Sellers under the Tax Covenant in Part 3 of Schedule 3 or if the Buyer is subject to Taxation in respect of any payment by the Sellers under this Schedule, there shall be paid to the Buyer such additional amount as is necessary to ensure that the net receipt by the Buyer (after any such deduction or withholding or Taxation) is equal to the amount which it would have received and retained had the payment in question not been subject to deduction or withholding or Taxation.

4.3	Paragraph 4.2 shall not apply to payments of interest under paragraph 3.3.

4.4
If the Buyer assigns the benefit of the Tax Covenant in Part 3 of Schedule 3 then the Sellers shall not be liable pursuant to this paragraph 4 save to the extent that they would have been so liable had no such assignment occurred.

5	Savings

5.1
If the Buyer or Company at any time become aware that there is a Saving the Buyer shall give written details to the Sellers as soon as reasonably practicable and the Sellers may upon receiving such notice request the Auditors to certify (at the expense of the Sellers) the amount of such Saving (the “Relevant Amount”) which shall be dealt with in accordance with paragraph 5.2.

5.2	Where pursuant to paragraph 5.1 the Relevant Amount is to be dealt with in accordance with this paragraph:

5.2.1	the Relevant Amount shall first be set off against any payment then due from the Sellers in respect of a claim under this Schedule; and

5.2.2
to the extent that there is an excess, a refund shall be made to the Sellers of any previous payment or payments made by the Sellers under this Schedule and not previously refunded under this sub-paragraph, up to the amount of such excess.

5.3
Where any such certification as is mentioned in paragraph 5.1 above has been made, the Sellers or the Buyer may request the Auditors at the expense of the party so making the request such certification in the light of all relevant circumstances including any facts which have become known only since such certification and to certify whether such certification remains correct or whether in the light or those circumstances the amount that was the subject of such certification should be amended.

5.4
If the Auditors certify under paragraph 5.3 above that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of paragraph 5.2 as the Relevant Amount in respect of the certification in question in place of the amount originally certified and such adjusting payment (if any) as may be required by virtue or such substitution shall be made as soon as practicable by the Sellers or (as the case may be) to the Sellers.

5.5
For the purposes of paragraph 5.2 no Saving shall be treated as having arisen until it has been realised by the Company either by way of a repayment or by reduction in Taxation which would otherwise have become due and payable and for these purposes it shall be assumed that the Company uses a Saving in the first accounting period in which it has sufficient profits to actually use the Saving but so that it shall not be obliged to use a Saving in priority to any other Relief available to it.

6	Recovery from third parties

6.1
If the Company or the Buyer recovers or becomes aware that it is entitled to recover from any third party (including but not limited to any Taxation Authority but excluding any employee or officer of the Company except where that employee or officer has given a specific indemnity in relation to the Liability to Taxation in question) any amount which is referable to a Liability to Taxation or other liability in respect of which the Sellers have made a payment to the Buyer under the Tax Covenant in Part 3 of Schedule 3 or under the Tax Warranties, the Buyer shall as soon as reasonably practicable give notice of that fact to the Sellers and shall take or procure that the Company takes (at the Sellers’ expense and provided that the Sellers indemnify and secure the Buyer and the Company to the reasonable satisfaction of the Buyer against all losses, costs, damages, expenses and Tax relating to that recovery which may be incurred thereby) any lawful and reasonable action necessary to effect such recovery which the Sellers may reasonably request in writing, and the Buyer shall repay to the Sellers the lesser of:

6.1.1
the amount so recovered together with any interest (net of Taxation) or repayment supplement received in respect thereof (net of any losses, costs, damages, expenses and Tax relating to the amount recovered not previously recovered from the Sellers); and

6.1.2	the amount paid by the Sellers under the Tax Covenant in Part 3 of Schedule 3 or Tax Warranties in respect of the Liability to Taxation, other liability or Claim for Taxation in question.

6.2	Any payment required to be made by the Buyer pursuant to paragraph 6.1 shall be made:

6.2.1	in a case where the Buyer or the Company receives a payment, within five Business Days after receipt.

6.2.2	in a case where the amount recovered is set off against any other liability of the Buyer or the Company, on or before the date on which such liability would otherwise be payable.

7	Overprovisions

7.1
For the purposes of this paragraph 7, an Overprovision shall be the amount by which any provision in the Accounts relating to Taxation (other than a provision for deferred Tax) is overstated (except to the extent that such overstatement results from the utilisation of a Buyer's Relief), applying the accounting policies, principles and practices adopted in relation to the preparation of the Accounts (and ignoring the effect of any change in law made after Closing).

7.2
If, on or before the seventh anniversary of Closing, the Buyer becomes aware that any provision for Taxation in the Accounts is or may be an overprovision it shall notify the Sellers as soon as reasonably practicable, and if subsequently the Auditors certify (at the request and expense of the Sellers) that any provision for Taxation in the Accounts has proved to be an Overprovision, then:

(a)         the amount of the Overprovision shall first be set off against any payment then due from the Sellers under the Tax Covenant in Part 3 of Schedule 3 or the Tax Warranties;
(b)         to the extent that there is an excess, a refund shall be made to the Sellers of any previous payment or payments made by them under the Tax Covenant in Part 3 of Schedule 3 or Tax Warranties (and not previously refunded) up to the amount of such excess; and
(c)         to the extent that such excess as referred to in paragraph 8.3(a) is not exhausted, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Sellers under the Tax Covenant in Part 3 of Schedule 3 or the Tax Warranties.
7.3
After the Auditors have produced any certificate under paragraph 7.2, the Sellers or the Buyer may, at any time before the seventh anniversary of Closing, request the Auditors to review (at the expense of the party requesting such review) that certificate in the light of all relevant circumstances, including any facts of which they were not or it was not aware, and which were not taken into account, at the time when such certificate was produced and to certify whether, in their opinion, the certificate remains correct or whether, in light of those circumstances, it should be amended.

7.4
If the Auditors make an amendment to the earlier certificate and the amount of the Overprovision is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required shall be made by or to the Sellers (as the case may be) as soon as reasonably practicable.

8	Buyer’s Covenant

8.1
Subject to paragraph 8.2 the Buyer covenants with the Sellers to pay to them the amount equal to any Liability for Taxation or other liability which is assessed on any of the Sellers as a result of the Company failing to pay any Taxation for which it is primarily liable, including all reasonable costs and expenses properly incurred by the Sellers in connection therewith and any liability arising as a result of the failure of the Buyer or the Company to apply amounts paid by the Sellers to the Buyer under the Tax Covenant in Part 3 of Schedule 3 or in satisfaction of a claim for breach of the Tax Warranties to discharge a liability to which the amount relates.

8.2
Paragraph 8.1shall not apply in respect of any Taxation which gave rise to a liability for the Sellers to make a payment to the Buyer under the Tax Covenant in Part 3 of Schedule 3 or otherwise under this agreement and which has not yet been paid.

8.3
Any payment which the Buyer is obliged to make pursuant to paragraph 8.1 shall be made on or before the date which is five Business Days before the Sellers are obliged to pay the Taxation in question in order to avoid interest or penalties and any payment not made on or before the due date for payment pursuant to this paragraph shall carry interest at the rate of 2% above the base rate from time to time of Barclays Bank plc from the due date until payment.

8.4
If any payments received by the Sellers under this paragraph 8 is subject to Taxation, the Buyer shall pay to the Sellers such additional amount (after taking into account any Taxation payable in respect of such additional amount) as will ensure that the Sellers receive and retain a net amount equal to the full amount which they would have received and retained had the payment not been subject to Taxation (and in applying this paragraph 8.4 no account shall be taken of the extent to which any liability to Taxation may be mitigated or offset by any Relief available to the Sellers so that where any Relief is available the additional amount payable under this paragraph 8.4 shall be the amount which would have been payable in the absence of such Relief).

Part 5: Administrative Matters

1.	Corporation Tax returns

1.1.	In this Part 5:

1.1.1.
the “Agents” means the Buyer’s Accountants or such other firm of chartered accountants as may be agreed between the Buyer and the Sellers' Representative from time to time for the purposes of this paragraph 8;

1.1.2.	“Relevant Returns” means the corporation tax returns and computations of the Company in respect of the period next ending on or after 31 December 2014; and

1.1.3.	“Relevant Correspondence” means all documents, correspondence and communications relating to the Relevant Returns which shall be received from or sent to HM Revenue & Customs.

1.2.	The Buyer shall procure that the Agents shall (to the extent not done before Closing):

1.2.1.	prepare the Relevant Returns;

1.2.2.	submit drafts of the same to the Sellers and the Company as soon as reasonably practicable.

1.3.	The Sellers may by notice in writing to the Buyer and the Agents comment on or suggest amendments to the Relevant Returns.

1.4.
The Buyer shall procure that the Relevant Returns shall be authorised and signed by or on behalf of the Company and be submitted to HM Revenue & Customs without amendment or with such amendments as the Sellers reasonably request provided that neither the Buyer nor the Company shall be obliged to authorise, sign or submit any Relevant Return unless the Buyer reasonably believes that it is true and accurate in all material respects.

1.5.	The Buyer and the Sellers shall procure that the Agents have conduct of all Relevant Correspondence provided that the Agents shall not:

1.5.1.	transmit any communication to HM Revenue & Customs (written or otherwise); or

1.5.2.	agree any matter with HM Revenue & Customs,
(in each case) without the prior written consent of the Buyer and the Sellers (such consent not to be unreasonably withheld or delayed).

1.6.	The Buyer shall procure that:

1.6.1.	all reasonable steps are taken to ensure that the Relevant Returns are prepared, submitted and agreed with HM Revenue & Customs as soon as practicable; and

1.6.2.	the Sellers are kept fully informed of all matters relating to the submission, negotiation and agreement of the Relevant Returns.

SCHEDULE 4

PERSONAL PROPERTY TO BE REMOVED FROM THE COMPANY’S PREMISES

Schedule 4 has been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be promptly furnished to the Securities and Exchange Commission upon request.

SCHEDULE 5

EXCLUDED PRODUCTS

Schedule 5 has been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be promptly furnished to the Securities and Exchange Commission upon request.

SCHEDULE 6

LIMITS ON LIABILITY

1.	Time limits for bringing claims

1.1.
The Sellers shall not be liable in respect of any claim under the Warranties, the Tax Warranties or the Tax Covenant unless the Sellers' Representative shall have received from the Buyer written notice containing reasonable details of the relevant claim (including, if possible,  the Buyer’s reasonable estimate of the amount of the claim):

1.1.1.	in respect of the Warranties in Section 3, on or before the date that is 24 months from Closing;

1.1.2.	in respect of the Tax Covenant and the Tax Warranties, on or before the seventh anniversary of Closing.

1.2.
Any claim against the Sellers shall (if not previously satisfied, withdrawn or settled) be deemed to have been withdrawn and waived by the Buyer unless legal proceedings in respect of such claim (including arbitration proceedings in accordance with Section 7.17) have been commenced (by being both issued and served on the Sellers' Representative) within 9 months of the notification of such claim to the Sellers pursuant to paragraph 1.1.

2.	Limitations on quantum

2.1.	The Sellers shall not be liable under the Warranties in respect of any claim:

2.1.1.
unless the amount of the liability of the Sellers of such claim exceeds £3,000 (in which event, the Sellers shall be liable for the whole amount of such claim and not only the excess over such amount); and

2.1.2.
unless the aggregate amount of the liability of the Sellers for all such claims exceeds £60,000 (in which event, the Sellers shall be liable for the whole amount of such claims and not only the excess over such amount).

2.2.
The aggregate liability of the Sellers in respect of all claims arising under or pursuant to this Agreement shall not in any circumstances exceed the aggregate of all amounts paid to the Sellers pursuant to this Agreement.

3.	VFT Limited

Without prejudice to the joint and several liability of the other Sellers for the entire amount of a claim and notwithstanding any other provision of this Agreement:
3.1.	subject to the provisions of this paragraph 3, the liability of VFT Limited in respect of any claim under this Agreement shall not exceed 34.131% of the amount of such claim.

3.2.	subject to the provisions of this paragraph 3, the liability of VFT Limited under this Agreement shall not exceed the sum of:

3.2.1.
34.131% of the amount paid into the Escrow Account in accordance with Section 2.7(c)(i), save that following the release of the Escrow or any balance thereof to the Sellers, such sum shall be zero; and

3.2.2.	34.131% of the balance (if any) of any unpaid Contingent Payments;

3.3.	any liability of VFT Limited under this Agreement shall only be capable of satisfaction by way of deduction from Escrow and/or set off against any unpaid Contingent Payments

3.4.	VFT Limited shall have no liability to satisfy any claim under this Agreement by payment of a sum in cash.

3.5.
VFT Limited shall have no liability to satisfy any claim under this Agreement and the Buyer shall not bring a claim against VFT Limited under this Agreement after the agreement or determination of all or any liability of the Buyer to make any Contingent Payments to the Sellers.

3.6.	Section 6.4(c)(i) shall not affect the applicability of this paragraph 3 save in the case of fraud or wilful misconduct by or on behalf of VFT.

4.	No double counting

The Buyer shall not be entitled to recover damages in respect of any claim for breach or otherwise obtain reimbursement or restitution more than once in respect of any claims arising out of or in connection with the same circumstances.

5.	Third party recoveries

5.1.	The Sellers shall not be liable in respect of any claim arising under the Warranties:

5.1.1.	to the extent that recovery is made by the Buyer or any of the Buyer’s Affiliates under any policy of insurance; or

5.1.2.	to the extent that the Buyer or any of the Buyer’s Affiliates have already obtained reimbursement or restitution in respect of such claim from any third party.

5.2.
If the Sellers pay to the Buyer an amount in respect of any claim under the Warranties and the Buyer or any of the Buyer’s Affiliates subsequently recovers from a third party (including, without limitation, any insurer or tax authority) a sum which is referable to that claim, the Buyer shall repay to the Sellers so much of the amount originally paid by the Sellers as does not exceed the sum recovered from the third party after deduction of all reasonable costs and expenses of recovery including Tax.

6.	Acts of the Buyer

6.1.	The Sellers shall not be liable under the Warranties in respect of any claim:

6.1.1.	to the extent that such claim arises or is increased (to the extent of the increase only) as a result of any breach by the Buyer of any of its obligations under this Agreement;

6.1.2.
to the extent that such claim is attributable to or is increased (to the extent of the increase only) by any voluntary act, omission, transaction or arrangement carried out by, at the request of or with the consent of, the Buyer before Closing.

7.	Accounting

7.1.	The Sellers shall not be liable under the Warranties in respect of any claim:

7.1.1.	to the extent specific provision, reserve or allowance for the matter giving rise to the claim has been made in the Accounts; or

7.1.2.
to the extent that the claim would not have arisen but for any changes in accounting policy or practice of or affecting the Company where such changes are introduced after Completion, save where such changes are introduced to comply with UK Small Company Standards.

8.	General limitations

8.1.	The Sellers shall not be liable under the Warranties in respect of any claim:

8.1.1.
which is based upon a liability which, at the time such claim is notified to the Sellers' Representative, is contingent only or otherwise not capable of being quantified unless and until such liability ceases to be contingent or becomes capable of being quantified. Subject to such claim being notified to the Sellers' Representative within the time limits specified in paragraph 1.1, the time limit for issuing and serving proceedings for the purposes of paragraph 1.2 shall begin on the date on which such liability ceases to be contingent or becomes capable of being quantified;

8.1.2.
to the extent that the matter giving rise to the claim arises as a result of, or would not have arisen but for, or a liability is increased as a result of, the passing of, or a change in, legislation, law, rule, interpretation of the law or administrative practice of government, governmental department, agency or regulatory body, or a judgment passed, after Closing (not being a judgement, law or an interpretation of the law, or administrative practice which arises directly in relation to the Company);

8.1.3.	to the extent that such claim would not have occurred but for the cessation of trading or change in the nature or conduct of the Company’s business after Completion.

9.	Conduct of claims

9.1.
If any claim is made against the Buyer or any of the Buyer’s Affiliates (including the Company) by any third party which is likely to in turn lead to a claim by the Buyer against the Sellers under the Warranties then the Buyer shall:

9.1.1.	give notice of such claim to the Sellers' Representative as soon as reasonably practicable after the Buyer becomes aware of it;

9.1.2.	to the extent possible, keep the Sellers' Representative promptly and fully informed as to the progress of any such claim; and

9.1.3.	consult reasonably and in good faith with the Sellers' Representative in respect of all steps to recover or minimise or resolve such liability or dispute.

10.	No termination or rescission

The Buyer shall not be entitled to terminate or rescind this Agreement or any agreement or document entered into pursuant to this Agreement.

11.	Information

11.1.
If at any time after the date of this Agreement the Sellers want to insure against their liabilities in respect of claims which may arise under or pursuant to this agreement, the Buyer shall, and shall procure that the Company shall, upon written request, provide such information as a prospective insurer may reasonably require.

11.2.
The Buyer shall, and shall procure that the Company shall, use reasonable endeavours to preserve all documents, records, correspondence, accounts and other information whatsoever which relate (directly or indirectly) to a matter which may give rise to a claim under or pursuant to this Agreement.

12.	Duty to mitigate

Nothing in this schedule restricts or limits the Buyer’s general obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a claim under the Warranties, provided that nothing in this paragraph 12 shall prevent the Buyer from approaching HMRC voluntarily to raise or discuss any matters in respect of Tax where a claim under the Tax Indemnity or the Tax Warranties arises.

Signed as a deed
(but not delivered until the date hereof) by
David John Bailey
/s/ David John Bailey

In the presence of:

Witness Signature:
/s/ Jennifer Wood
Name of Witness:
Jennifer Wood
Address:
2 Spetchley Close
Redditch, Worcestershire
B97 SNB

Signed as a deed
(but not delivered until the date hereof) by
Ronald McFarlane
/s/ Ronald McFarlane

In the presence of:

Witness Signature:
/s/ Jennifer Wood
Name of Witness:
Jennifer Wood
Address:
2 Spetchley Close
Redditch, Worcestershire
B97 SNB

Signed as a deed
(but not delivered until the date hereof) by
June McFarlane
/s/ June McFarlane

In the presence of:

Witness Signature:
/s/ Jennifer Wood
Name of Witness:
Jennifer Wood
Address:
2 Spetchley Close
Walkwood, Redditch
Worcestershire B97 SNB

Signed as a deed
(but not delivered until the date hereof) by
John Sylvester Lyons
/s/ John Sylvester Lyons

In the presence of:

Witness Signature:
/s/ Jennifer Wood
Name of Witness:
Jennifer Wood
Address:
2 Spetchley Close
Walkwood, Redditch
Worcestershire B97 SNB

Signed as a deed
(but not delivered until the date hereof) by
Clive Bird
/s/ Clive Bird

In the presence of:

Witness Signature:
/s/ Jennifer Wood
Name of Witness:
Jennifer Wood
Address:
2 Spetchley Close
Redditch, Worcestershire
B97 SNB

Signed as a deed
(but not delivered until the date hereof) by
Richard Edwin Walker
/s/ Richard Edwin Walker

In the presence of:

Witness Signature:
/s/ Jennifer Wood
Name of Witness:
Jennifer Wood
Address:
2 Spetchley Close
Walkwood, Redditch
Worcestershire B97 SNB

Executed as a deed
(but not delivered until the date hereof) by
VFT Limited
acting by:

/s/ Bennie Lemer
Director

In the presence of:

Witness Signature:
/s/ Daniel Jacob
Name of Witness:
Daniel Jacob
Address:
c/o Marriott Harrison LLP
11 Staple Inn
London WC1V 7QH

Executed as a deed
(but not delivered until the date hereof) by
Synergetics Surgical EU Limited
acting by:

/s/ Pamela G. Boone
Director

In the presence of:

Witness Signature:
/s/ Peter T. Rasche
Name of Witness:
Peter T. Rasche
Address:
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
USA

Executed as a deed
(but not delivered until the date hereof) by
Synergetics USA, Inc.
acting by:

/s/ David M. Hable
Director

In the presence of:

Witness Signature:
/s/ Pamela G. Boone
Name of Witness:
Pamela G. Boone
Address:
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
USA